UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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NELNET, INC.

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121 SOUTH 13TH STREET	p 402.458.2370	www.nelnet.net
SUITE 201	f 402.458.2399	NELNET, INC.
LINCOLN, NE 68508

April 21, 2008

Dear Shareholder:

On behalf of the Board of Directors, we are pleased to invite you to Nelnet, Inc.’s Annual Meeting of Shareholders on Thursday, May 22, 2008 at the Cornhusker Hotel, 333 South 13th Street, Lincoln, Nebraska at 8:30 a.m., Central Time. The notice of the meeting and proxy statement on the following pages contain information about the meeting.

Your participation in the Annual Meeting is important. We hope that you will be able to attend the meeting and encourage you to read the enclosed materials. At the meeting, members of the Company’s management team will discuss the Company’s results of operations and business plans and will be available to answer your questions. Regardless of whether you plan to attend, we urge you to vote your proxy at your earliest convenience.

Thank you for your support of Nelnet, Inc.

Sincerely,

Michael S. Dunlap
Chairman of the Board of Directors and Chief Executive Officer

Nelnet, Inc.
121 South 13th Street, Suite 201, Lincoln, Nebraska 68508

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2008

April 21, 2008

TIME AND DATE	8:30 a.m., Central Time, on Thursday, May 22, 2008

PLACE	Cornhusker Hotel 333 South 13th Street Lincoln, Nebraska 68508

ITEMS OF BUSINESS	At the Annual Meeting, shareholders will be asked to vote on the following items:

(1) Elect the Board of Directors for a term of one year;

(2) Ratify the appointment of KPMG LLP as independent auditors for 2008;

(3)

Approve an amendment to the Directors Stock Compensation Plan to increase the authorized number of shares of Class A common stock that may be issued under the plan from a total of 100,000 shares to a total of 400,000 shares;

(4) If properly introduced, a shareholder proposal to pursue the merger of the Company’s existing dual share class structure into a single class of common stock; and

(5) Other business if properly introduced.

RECORD DATE	You can vote if you were a shareholder as of the close of business on March 24, 2008.

OTHER INFORMATION	Our 2007 Annual Report and annual report on Form 10-K, which are not part of the proxy soliciting materials, are enclosed.

PROXY VOTING

The Board of Directors solicits your proxy and asks you to vote your proxy at your earliest convenience to be sure your vote is received and counted. The Board of Directors encourages you to attend the meeting in person. Whether or not you plan to attend the meeting, we ask you to sign, date, and mail the enclosed proxy as promptly as possible in order to make sure that your shares will be voted in accordance with your wishes at the meeting. A self-addressed, postage-paid return envelope is enclosed for your convenience. If you attend the meeting, you may vote by proxy or you may revoke your proxy and cast your vote in person. We recommend you vote by proxy even if you plan to attend the meeting.

By Order of the Board of Directors,

William J. Munn
Corporate Secretary

Nelnet, Inc.
2008 PROXY STATEMENT
TABLE OF CONTENTS

PROXY STATEMENT
General Information	1

VOTING	1

PROPOSAL 1- ELECTION OF DIRECTORS
Nominees	4

CORPORATE GOVERNANCE
Code of Business Conduct and Ethics for Directors, Officers, and Employees	5
Board Composition and Director Independence	5
Governance Guidelines of the Board	6
Board Committees	6
Meetings of the Board	8
Attendance at Annual Meetings of Shareholders	8
Director Compensation Table for Fiscal Year 2007	8
Matching Gift Program	9
Share Ownership Guidelines for Board Members	9

EXECUTIVE OFFICERS	10

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis	11
Compensation Committee Report	16
Compensation Committee Interlocks and Insider Participation	16
Summary Compensation Table For Fiscal Years 2007, 2006, and 2005	17
Outstanding Equity Awards at Fiscal Year-End Table (As of December 31, 2007)	18
Stock Vested Table for Fiscal Year 2007	19
Stock Option, SAR, Long-Term Incentive, and Defined Benefit Plans	19
Payments Upon Termination or Change in Control	19

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL SHAREHOLDERS
Stock Ownership	19
Section 16(a) Beneficial Ownership Reporting Compliance	23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	24

AUDIT COMMITTEE REPORT	28

PROPOSAL 2 - APPOINTMENT OF INDEPENDENT AUDITOR
Independent Accountant Fees and Services	30

PROPOSAL 3 - APPROVAL OF AMENDMENT TO THE DIRECTORS STOCK COMPENSATION PLAN TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF CLASS A COMMON STOCK THAT MAY BE ISSUED UNDER THE PLAN FROM A TOTAL OF 100,000 SHARES TO A TOTAL OF 400,000 SHARES	31

PROPOSAL 4 - A SHAREHOLDER PROPOSAL TO PURSUE THE MERGER OF THE COMPANY’S EXISTING DUAL SHARE CLASS STRUCTURE INTO A SINGLE CLASS OF COMMON STOCK	36

OTHER SHAREHOLDER MATTERS
Householding	37
Other Business	37
Shareholder Proposals for 2009 Annual Meeting	37

MISCELLANEOUS	37

APPENDIX A - NELNET, INC. DIRECTORS STOCK COMPENSATION PLAN	A-1

PROXY STATEMENT

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Nelnet, Inc. (the “Company”) for the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 22, 2008, at 8:30 a.m., Central Time, at the Cornhusker Hotel, 333 South 13th Street, Lincoln, Nebraska 68508. The Annual Meeting will be held for the purposes set forth in the notice of such Annual Meeting on the cover page hereof. The Company’s 2007 Annual Report and annual report on Form 10-K (neither of which are part of the proxy soliciting materials), this Proxy Statement, and the form of Proxy are being mailed by the Company on or about April 21, 2008. Giving the Board of Directors your proxy means that you authorize representatives of the Board to vote your shares at the Annual Meeting in the manner you specify.

To obtain directions to attend the Annual Meeting and vote in person, please call 402-458-3038.

You may vote in person at the Annual Meeting or you may vote by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. If your ownership is recorded directly, you will receive a proxy card. Voting instructions are included on the proxy card. If your share ownership is beneficial (that is, your shares are held in the name of a bank, broker, or other nominee, referred to as being held in “street name”), your broker will issue you a voting instruction form that you use to instruct them how to vote your shares. Your broker must follow your voting instructions. Although most brokers and nominees offer mail, telephone, and Internet voting, availability and specific procedures will depend on their voting arrangements.

Your vote is important. For this reason, the Board of Directors is requesting that you permit your common stock to be represented at the Annual Meeting by the individuals named on the enclosed proxy card. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 22, 2008: The Nelnet, Inc. Proxy Statement and 2007 Annual Report to Shareholders are available at www.nelnetinvestors.com/annuals.cfm.

VOTING

Who Can Vote

You may vote if you owned Nelnet, Inc. Class A common stock, par value $0.01 per share, or Class B common stock, par value $0.01 per share, as of the close of business on March 24, 2008 (the “record date”). At the close of business on March 24, 2008, 37,895,648 and 11,495,377 shares of the Company’s Class A and Class B common stock, respectively, were outstanding and eligible to vote (excluding 11,058,604 shares of the Company’s Class A common stock held by a subsidiary of the Company that are not entitled to be voted at the Annual Meeting). The Class A common stock is listed on the New York Stock Exchange, under the symbol “NNI.” The Class B common stock is not listed on any exchange or market. At the Annual Meeting, each Class A and Class B shareholder will be entitled to one and 10 vote(s), respectively, in person or by proxy, for each share of common stock owned of record at the close of business on March 24, 2008. The stock transfer books of the Company will not be closed. The Secretary of the Company will make a complete record of the shareholders entitled to vote at the Annual Meeting available for inspection by any shareholder from May 12, 2008, through the date of the Annual Meeting at its headquarters in Lincoln, Nebraska at any time during usual business hours. Such records will also be available for inspection at the Annual Meeting.

As a matter of policy, the Company keeps private all proxies, ballots, and voting tabulations that identify individual shareholders. Such documents are available for examination only by certain representatives associated with processing proxy cards and tabulating the vote. No vote of any shareholder is disclosed, except as may be necessary to meet legal requirements.

How You Vote

You have two voting options:

•	By mail by completing, signing, dating, and returning the enclosed proxy card; or

•	By attending the Annual Meeting and voting your shares in person.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. If you choose to attend the meeting, please bring proof of identification for entrance to the Annual Meeting.

If your Nelnet, Inc. shares are held in street name, your broker will issue you a voting instruction form. If you want to vote Nelnet, Inc. shares that you hold in street name at the Annual Meeting, you must request a legal proxy from your bank, broker, or other nominee that is the record holder of your shares and present that proxy and proof of identification for entrance to the meeting.

What Items Require Your Vote

There are four proposals that will be presented for your consideration at the meeting:

•	Electing nine directors for a term of one year;

•	Ratifying the appointment of KPMG LLP as the Company’s independent auditors for 2008;

•

Approving an amendment to the Directors Stock Compensation Plan to increase the authorized number of shares of Class A common stock that may be issued under the plan from a total of 100,000 shares to a total of 400,000 shares; and

•	If properly introduced, a shareholder proposal to pursue the merger of the Company’s existing dual share class structure into a single class of common stock.

The first three proposals have been submitted on behalf of the Company’s Board of Directors. The proposal to pursue the merger of the Company’s existing dual share class structure into a single class of common stock has been submitted by a shareholder of the Company.

How You Can Change Your Vote

A shareholder whose ownership is recorded directly has the power to change or revoke a proxy prior to the final vote at the Annual Meeting by either giving written notice of revocation to the Corporate Secretary, submitting a new signed proxy card with a later date, or attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy; you must specifically revoke your proxy.

A shareholder whose shares are owned beneficially through a bank, broker, or other nominee must contact that entity to change or revoke a previously given proxy.

Quorum Needed To Hold the Meeting

In order to conduct the Annual Meeting, a majority of the Company’s shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return valid proxy instructions or vote in person at the Annual Meeting, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. New York Stock Exchange rules allow banks, brokers, and other nominees to vote shares held by them for a customer on matters that the New York Stock Exchange determines to be routine, even though the bank, broker, or nominee has not received instructions from the customer. A broker “non-vote” occurs when a bank, broker, or other nominee has not received voting instructions from the customer and the bank, broker, or nominee cannot vote the shares because the matter is not considered routine under New York Stock Exchange rules.

Under New York Stock Exchange rules, the amendment to the Directors Stock Compensation Plan and the shareholder proposal to pursue the merger of the Company’s existing dual share class structure into a single class of common stock will not be considered to be “routine” matters, and banks, brokers, and other nominees who are members of the New York Stock Exchange will not be permitted to vote shares held by them for a customer on these proposals without instructions from the beneficial owner of the shares.

Counting Your Vote

If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. If you hold your shares in your name and do not return valid proxy instructions or do not vote in person at the Annual Meeting, your shares will not be voted. If you hold your shares in the name of a bank, broker, or other nominee, and you do not give that nominee instruction on how you want your shares to be voted, the nominee has the authority to vote your shares on the election of directors and the ratification of the appointment of KPMG LLP as independent auditors. However, as previously discussed, the nominee will not be permitted to vote your shares on the amendment to the Directors Stock Compensation Plan and the shareholder proposal to pursue the merger of the Company’s existing dual share class structure into a single class of common stock.

Giving the Board your proxy also means that you authorize their representatives to vote on any other matter presented at the Annual Meeting in such manner as they determine best. The Company does not know of any other matters to be presented at the Annual Meeting as of the date of this Proxy Statement.

What Vote is Needed

Directors are elected by a majority of the votes cast by the shares entitled to vote at the Annual Meeting. Abstentions and broker “non-votes” will not be counted as votes cast for the proposal, however, they will be counted for purposes of determining whether there is a quorum (as discussed previously). Accordingly, an abstention or “non-vote” will have the effect of a negative vote.

With respect to the election of directors, shareholders of the Company, or their proxy if one is appointed, have cumulative voting rights under the laws of the State of Nebraska. That is, shareholders, or their proxy, may vote their shares for as many directors as are to be elected, or may cumulate such shares and give one nominee as many votes as the number of directors to be elected multiplied by the number of their shares, or may distribute votes on the same principle among as many nominees as they may desire.

If a shareholder desires to vote cumulatively, he or she must vote in person or give his or her specific cumulative voting instructions to the designated proxy that the number of votes represented by his or her shares are to be cast for one or more designated nominees.

A majority of votes cast at the meeting is required to approve Proposal 2 (ratifying the appointment of KPMG LLP) and Proposal 4 (the shareholder proposal to pursue the merger of the Company’s existing dual share class structure into a single class of common stock). Abstentions and broker “non-votes” will not be counted as votes cast for the proposal, however, they will be counted for purposes of determining whether there is a quorum (as discussed previously). Accordingly, an abstention or “non-vote” will have the effect of a negative vote.

With respect to Proposal 3 (the amendment to the Directors Stock Compensation Plan), hereafter referred to as the “Proposal”, New York Stock Exchange rules provide that approval of the Proposal requires the affirmative vote of a majority of the votes cast, and that the total votes cast represent over 50% in interest of all shares entitled to vote on the Proposal. Holders of shares of Class A common stock and holders of shares of Class B common stock will vote together on the Proposal as a single class. Abstentions and broker non-votes are not affirmative votes and thus will have the same effect as a vote against approval of the Proposal.

Voting Recommendations

The Company’s Board of Directors recommends that you vote:

•	“FOR” each of the nominees to the Board of Directors;

•	“FOR” ratification of the appointment of KPMG LLP as the Company’s independent auditors;

•	“FOR” approval of the amendment to the Directors Stock Compensation Plan; and

•	“AGAINST” the shareholder proposal to pursue the merger of the Company’s existing dual share class structure into a single class of common stock.

A proxy, when executed and not revoked, will be voted in accordance with the authorization contained therein. Unless a shareholder specifies otherwise, all shares represented will be voted in accordance with the recommendations of the Company’s Board of Directors.

Voting Results

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of fiscal year 2008.

Cost of This Proxy Solicitation

The Company will pay the cost of soliciting proxies, including the preparation, assembly, and mailing of material. Directors, officers, and regular employees of the Company may solicit proxies by telephone, electronic communications, or personal contact, for which they will not receive any additional compensation in respect of such solicitations. The Company will also reimburse brokerage firms and others for all reasonable expenses for forwarding proxy materials to beneficial owners of the Company’s stock.

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees

Shareholders are asked to elect nine directors to serve on the Board for a one-year term or until their successors are elected or appointed.

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board has nominated each of the current directors for reelection.

The Board of Directors recommends that shareholders vote FOR the election of each nominee (named below) to the Board of Directors.

In the event that any nominee becomes unavailable for election for any reason, the shares represented by proxy will be voted for any substitute nominees designated by the Board, unless the proxy withholds authority to vote for all nominees. The Board of Directors knows of no reason why any of the persons nominated to be directors might be unable to serve if elected and each nominee has consented to and expressed an intention to serve if elected. There are no arrangements or understandings between any of the nominees and any other person pursuant to which any of the nominees was selected as a nominee.

Following are the names of the nine nominees to serve as director, together with: their ages, the year during which they were first elected a director of the Company, their principal occupation(s) during the past five years, and any other directorships they hold with publicly-held companies (if applicable).

Name, Age, and Service as a Director	Principal Occupation(s) and Other Directorships

Michael S. Dunlap, 44 Director since January 1996	Chairman and Chief Executive Officer, Nelnet, Inc.
•

Chairman, Nelnet, Inc., August 2003 to present; Chief Executive Officer, May 2007 to present and December 2001 – August 2003; Co-Chief Executive Officer, August 2003 – May 2007; President, December 2001 – August 2003; Chairman of the Company’s predecessor in interest, January 1996 – December 2001

	•	President and Director, Farmers & Merchants Investment Inc. (“F&M”), the parent of Union Bank and Trust Company (“Union Bank”), January 1995 – present (F&M is an affiliate of the Company)
•

Non-Executive Chairman, Union Bank, August 2003 – present; Chief Executive Officer, January 2001 – August 2003; Executive Vice President, January 1993 – January 2001 (Union Bank is an affiliate of the Company)

Stephen F. Butterfield, 55 Director since January 1996	Vice-Chairman, Nelnet, Inc.
	•	Vice-Chairman, Nelnet, Inc., March 2000 – present; Co-Chief Executive Officer, August 2003 – May 2007; Vice-Chairman of the Company’s predecessor in interest, January 1996 – March 2000
	•	President, Student Loan Acquisition Authority of Arizona, January 1989 – February 2000

James P. Abel, 57 Director since August 2003	Chief Executive Officer, NEBCO, Inc.
•

Chief Executive Officer, NEBCO, Inc., a company with interests in the manufacture of building materials, construction, insurance, mining, railroading, farming, and real estate, 2004 – present; President and Chief Executive Officer, 1983 – 2004

	•	Director, UNIFI Mutual Holding Company, Ameritas Holding Company, and Ameritas Life Insurance Corp.

Kathleen A. Farrell, 44 Director since October 2007(1)	Associate Professor of Finance, University of Nebraska-Lincoln
	•	Associate Professor of Finance, University of Nebraska-Lincoln, 2002 - present
	•	Assistant Professor of Finance, University of Nebraska-Lincoln, August 1993-2001

Name, Age, and Service as a Director	Principal Occupation(s) and Other Directorships

Thomas E. Henning, 55 Director since August 2003	President and Chief Executive Officer, Assurity Security Group, Inc. and its subsidiary,
Assurity Life Insurance Company
•

President and Chief Executive Officer, Assurity Security Group, Inc. and its subsidiary, Assurity Life Insurance Company, which offers a variety of disability income and critical illness protection, life insurance, and annuity products, 1990 – present

Brian J. O’Connor, 52 Director since August 2003	Senior Vice-President, Hutchinson, Shockey, Erley & Co.
• Senior Vice-President, Hutchinson, Shockey, Erley & Co., which underwrites and trades securities for various local governments, 1997 – present

Kimberly K. Rath, 47 Director since October 2007(1)	Managing Director and President, Talent Plus, Inc.
• Managing Director and President, Talent Plus, Inc., a global human resources consulting firm, July 1989 – present

Michael D. Reardon, 55 Director since December 2003	Chairman, HyperFlo LLC
Chief Executive Officer, Provision Communications, LLC
• Chairman, HyperFlo, LLC, a manufacturer of precision cleaning equipment, 1997 – present
• Chief Executive Officer, Provision Communications, LLC, a telecommunications company, January 2004 – present

James H. Van Horn, 55 Director since March 2001	President and Chief Executive Officer, InTuition Systems, Inc.
• President and Chief Executive Officer, InTuition Systems, Inc., a records administration company, June 2003 – present (InTuition Systems is not affiliated with Nelnet, Inc.)

• Executive Director, Nelnet, Inc., October 2002 – May 2003; Senior Vice-President, March 2000 – October 2002
• President, InTuition, Inc., 1998 – May 2003 (Nelnet, Inc. purchased InTuition, Inc. in June 2000)

(1)

Ms. Farrell and Ms. Rath were recommended to our Nominating and Governance Committee by our Chief Executive Officer, Michael S. Dunlap, and elected by our Board of Directors effective October 31, 2007.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics for Directors, Officers, and Employees

The Company has a written code of business conduct and ethics. The Company’s existing code of conduct applies to all of the Company’s directors, officers, and employees, including the Company’s Chief Executive Officer and Chief Financial Officer, and is designed to promote ethical and legal conduct. Among other items, the guidelines address the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code. This code is available on the Company’s Web site at www.nelnetinvestors.com under “Corporate Governance” and is available in print to any shareholder who requests it.

Board Composition and Director Independence

The Board of Directors is composed of a majority of independent directors as defined by the rules of the New York Stock Exchange. A director does not qualify as an independent director unless the Board has determined pursuant to applicable legal and regulatory requirements that such Director has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company). The Nominating and Corporate Governance Committee reviews compliance with the definition of “independent” director annually.

In 2007, the Board evaluated commercial, consulting, charitable, familial, and other relationships with each of its directors and entities with respect to which they are an executive officer, partner, member, and/or significant shareholder. As part of this evaluation, the Board noted that none of the directors received any consulting, advisory, or other compensatory fees from the

Company (other than for services as a director) or is a partner, member, or principal of an entity that provided accounting, consulting, legal, investment banking, financial, or other advisory services to the Company. Based on this independence review and evaluation, and on other facts and circumstances the Board deemed relevant, the Board, in its business judgment, determined that all of the Company’s directors, including Messrs. Bouc and Moreno who were members of the Board of Directors until the Company’s 2007 shareholder’s meeting, and nominees are independent, with the exception of Messrs, Dunlap and Butterfield, who are both current employees of the Company. Mr. Butterfield was Co-Chief Executive Officer of the Company from August 2003 through May 2007.

The Company’s Board of Directors is responsible for reviewing and approving all new transactions, and any material amendments or modifications to existing transactions, between the Company and Union Bank or any other affiliated party. See “Certain Relationships and Related Transactions.”

Governance Guidelines of the Board

The Board’s governance is guided by the Company’s Corporate Governance Guidelines. The Board’s current guidelines are available on the Company’s Web site at www.nelnetinvestors.com under “Corporate Governance” and are available in print to any shareholder who requests it. Among other matters, the guidelines include the following:

•	A majority of the members of the Board must be independent directors.

•	All directors stand for re-election every year.

•	The Board undertakes an annual self-review.

•

The Board and each Board Committee has the authority to engage independent or outside counsel, accountants, or other advisors, as it determines to be necessary or appropriate. All related fees and costs of such advisors are paid by the Company.

•	Board members have open communication with all members of management and counsel.

•

Non-Employee Directors meet in executive session, without the presence of management. Mr. O’Connor, who is chairman of the Audit Committee, presides at these executive sessions. Anyone who has concern about the Company may communicate that concern directly to these Non-Employee Directors. Such communication may be mailed to the Corporate Secretary at 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508. All such communications will be forwarded to the appropriate Non-Employee Directors for their review. The Non-Employee Directors may take any action deemed appropriate or necessary, including the retention of independent or outside counsel, accountants, or other advisors, with respect to any such communication addressed to them. No adverse action will be taken against any individual making any such communication to the Non-Employee Directors.

Board Committees

The Board uses committees to assist it in the performance of its duties. The standing committees of the Board are the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee. Each committee, other than the Executive Committee, is composed entirely of independent directors. The purposes of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance committee and their current members are set forth below.

Audit Committee - The Audit Committee operates pursuant to a formal written charter, approved by the Board, which sets forth the committee’s functions and responsibilities. The Audit Committee Charter is posted on the Company’s Web site at www.nelnetinvestors.com under “Corporate Governance” – “Committees” and is available in print to any shareholder who requests it.

The Audit Committee is composed of Messrs. Henning, O’Connor, and Van Horn. The Committee held ten meetings in 2007. Each member of the Audit Committee is (1) “independent” in accordance with the rules and regulations of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission and (2) sufficiently financially literate to enable him to discharge the responsibilities of an Audit Committee member. Mr. Henning has accounting and related financial management expertise and serves as the committee’s “audit committee financial expert,” as defined in the applicable rules and regulations of the Securities and Exchange Commission.

The Audit Committee provides assistance to the Board of Directors in its oversight of the integrity of the Company’s financial statements, the Company’s system of internal controls, the Company’s risk management, the qualifications and independence of the Company’s independent auditor, the performance of the Company’s internal and independent auditors, and the Company’s compliance with other regulatory and legal requirements. The Audit Committee discusses with management and the independent auditor the Company’s annual audited financial statements, including the Company’s disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in its filings with the Securities and Exchange Commission, and recommends to the Board of Directors whether such audited financial statements should be included in the Company’s annual report on Form 10-K. The Audit Committee also selects the independent auditors for the next year and presents such selection to the shareholders for ratification.

Compensation Committee - The Compensation Committee operates pursuant to a formal written charter, approved by the Board, which sets forth the committee’s functions and responsibilities. The Compensation Committee Charter is posted on the Company’s Web site at www.nelnetinvestors.com under “Corporate Governance” – “Committees” and is available in print to any shareholder who requests it.

The Compensation Committee is composed of Ms. Rath and Messrs. Abel, Reardon, and Van Horn, with the resignation of Mr. Moreno after the 2007 annual meeting of shareholders. The Committee held four meetings in 2007. The members of the Compensation Committee are (1) “independent” as determined in accordance with the rules and regulations of the New York Stock Exchange, (2) “Non-Employee Directors” as defined in Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, and (3) “Outside Directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee oversees the Company’s compensation and benefit policies. The Company’s compensation policies are designed with the goal of maximizing shareholder value over the long term. The Compensation Committee believes that this goal is best realized by utilizing a compensation program which serves to attract and retain superior executive talent by providing management with performance-based incentives and closely aligning the financial interests of management with those of the Company’s shareholders. The Company’s compensation program combines two components: base salary and performance payments. The level of compensation is based on numerous factors, including achievement of results and financial objectives established by the Compensation Committee and the Board of Directors. Salary and performance payments are reviewed regularly for competitiveness and are determined in large part by reference to compensation levels for comparable positions at comparable companies. See “Executive Compensation.”

Nominating and Corporate Governance Committee - The Nominating and Corporate Governance Committee operates pursuant to a formal written charter, approved by the Board, which sets forth the committee’s functions and responsibilities. The Nominating and Corporate Governance Committee Charter is posted on the Company’s Web site at www.nelnetinvestors.com under “Corporate Governance” – “Committees” and is available in print to any shareholder who requests it.

The Nominating and Corporate Governance Committee is composed of Ms. Farrell and Messrs. Henning, O’Connor, and Reardon. The Committee held four meetings in 2007. The members of the Nominating and Corporate Governance Committee are “independent” as determined in accordance with the rules and regulations of the New York Stock Exchange. The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified nominees to serve on the Company’s Board of Directors, identifying members of the Board to serve on each Board committee, overseeing the evaluation by the Board of itself and its committees, identifying individuals to serve as officers of the Company and recommending such individuals to the Board, as well as developing and overseeing the Company’s internal corporate governance processes. The Company’s Corporate Governance Guidelines establish criteria for specific qualities and skills to be considered by the Nominating and Corporate Governance Committee as necessary for the Company’s directors to possess. This criteria includes, among other items, independence, diversity, integrity, understanding the Company’s corporate philosophy, valid business or professional knowledge, proven record of accomplishment with excellent organizations, ability to challenge and stimulate management, and willingness to commit time and energy. The Nominating and Corporate Governance Committee has been given the responsibility to take all reasonable steps to identify and evaluate nominees for director and has adopted a policy requiring it to consider written proposals for director nominees received from shareholders of the Company. No such proposals were received during 2007 from a beneficial owner of more than 5% of Nelnet’s stock (other than current management). There is no difference in the manner in which the committee evaluates director nominees based on whether the nominee is recommended by a shareholder. All of the nominees identified in the Company’s proxy card are up for re-election and have been recommended by the Committee.

When seeking candidates for director, the Nominating and Corporate Governance Committee solicits suggestions from incumbent directors, management, shareholders, and others. The Committee has authority under its charter to retain a search firm for this purpose. If the Committee believes a candidate would be a valuable addition to the Board of Directors, it recommends his or her candidacy to the full Board of Directors.

The Company’s By-Laws include provisions setting forth the specific conditions under which persons may be nominated by shareholders as directors at an annual meeting of shareholders. The provisions include the condition that nominee proposals from shareholders must be in writing and that shareholders comply with the time-frame requirements described under “Other

Shareholder Matters – Shareholder Proposals for 2009 Annual Meeting” for shareholder proposals not included in the Company’s Proxy Statement. A copy of such provisions is available upon written request to: Nelnet, Inc., 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508, Attention: Corporate Secretary. The Company’s By-Laws are also posted on the Company’s Web site at www.nelnetinvestors.com under “Corporate Governance” – “Corporate Documents.”

Executive Committee - The Executive Committee is composed of Messrs. Dunlap, Butterfield, and O’Connor. The Executive Committee held no formal meetings in 2007. The Executive Committee, established by the Board of Directors, exercises all of the powers of the full Board in the management of the business and affairs of the Company, subject only to limitations as the Board of Directors may impose from time to time, or as limited by applicable law.

Meetings of the Board

The Board of Directors held five meetings in 2007. All directors attended at least 75% of the meetings of the Board and committees on which they serve.

Attendance at Annual Meeting of Shareholders

The Company does not have a policy regarding director attendance at the annual meetings of shareholders. Directors Abel, Butterfield, Dunlap, Henning, O’Connor, Reardon, and Van Horn attended the prior year’s annual meeting of shareholders.

Director Compensation Table for Fiscal Year 2007

The following table sets forth summary information regarding compensation of Non-Employee Directors for the fiscal year ended December 31, 2007. Non-Employee Directors are compensated based on Board meeting and committee meeting attendance. The Company also pays an annual retainer of $50,000 to Non-Employee Directors. An additional annual retainer of $10,000 is paid to Non-Employee Directors who serve on each of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, or the Executive Committee, as applicable. The Chairman of the Audit Committee is paid an additional $10,000 annual retainer fee. Directors who are employees of the Company do not receive any consideration for participation in Board meetings or committee meetings.

	2007 Compensation

Director Name	Fees paid in cash ($) (a)	Stock Awards ($) (b)		Total ($)

James P. Abel	9,000	70,563	(c)	79,563

Kathleen A. Farrell	1,000	—		1,000

Thomas E. Henning	18,000	82,340	(d)	100,340

Brian J. O’Connor	16,000	105,854	(e)	121,854

Kimberly K. Rath	1,000	—		1,000

Michael D. Reardon	13,000	82,340	(f)	95,340

James H. Van Horn	18,000	82,340	(g)	100,340

(a)	Amount represents cash paid to Non-Employee Directors for attendance at Board and committee meetings. Non-Employee Directors earn $1,000 for each Board and committee meeting attended.

(b)

Prior to the Company’s December 2003 initial public offering of its Class A common stock, the Board of Directors adopted, and the shareholders approved, a share-based compensation plan for Non-Employee Directors pursuant to which Non-Employee Directors can elect to receive their annual retainer fees in the form of cash or the Company’s Class A common stock. Currently, up to 100,000 shares may be issued under the plan, subject to antidilution adjustments in the event of certain changes in the Company’s capital structure. See “Proposal 3 – Approval of

Amendment to the Directors Stock Compensation Plan to Increase the Authorized Number of Shares of Class A Common Stock That May be Issued Under the Plan From a Total of 100,000 Shares to a Total of 400,000 Shares.” If a Non-Employee Director elects to receive Class A common stock, the number of shares of Class A common stock that will be awarded will be equal to the amount of the annual retainer fee otherwise payable in cash divided by 85% of the fair market value of a share of Class A common stock on the date the fee is payable. Non-Employee Directors who choose to receive Class A common stock may also elect to defer receipt of the Class A common stock until termination of their service on the Board of Directors. Any dividends paid in respect of deferred shares during the deferral period will also be deferred in the form of additional shares and paid out at termination from the Board of Directors. This plan may be amended or terminated by the Board of Directors at any time, but no amendment or termination will adversely affect a Non-Employee Director’s rights with respect to previously deferred shares without the consent of the Non-Employee Director.

With the exception of Ms. Rath and Ms. Farrell, who joined the Board of Directors in October 2007, each of the Non-Employee Directors elected to receive their annual retainer fees for 2007 in the form of the Company’s Class A common stock in accordance with the provisions of this plan. As such, the “stock awards” in the table above represents the fair value of the stock issued on the date of issuance, July 27, 2007, of $19.76. The Company uses the closing market price of the Company’s common stock on the date the annual retainer fees are payable to calculate the number of shares to be issued under this plan.

(c)

As of December 31, 2007, Mr. Abel had 10,984 cumulative shares outstanding, which he has earned serving as a member of the Company’s Board of Directors and as a Board of Directors committee member. Mr. Abel has elected to defer delivery of 5,880 of these shares, including additional shares received as dividends, pursuant to the deferral election provisions of the Company’s Directors Stock Compensation Plan.

(d)

As of December 31, 2007, Mr. Henning had 12,848 cumulative shares outstanding which he has earned serving as a member of the Company’s Board of Directors and as a Board of Directors committee member. Mr. Henning has elected to defer delivery of 8,926 of these shares, including additional shares received as dividends, pursuant to the deferral election provisions of the Company’s Directors Stock Compensation Plan.

(e)	As of December 31, 2007, Mr. O’Connor had 15,443 cumulative shares outstanding which he has earned serving as a member of the Company’s Board of Directors and as a Board of Directors committee member.

(f)	As of December 31, 2007, Mr. Reardon had 13,672 cumulative shares outstanding which he has earned serving as a member of the Company’s Board of Directors and as a Board of Directors committee member.

(g)

As of December 31, 2007, Mr. Van Horn had 10,929 cumulative shares outstanding which he has earned serving as a member of the Company’s Board of Directors and as a Board of Directors committee member. Mr. Van Horn has elected to defer delivery of 3,961 of these shares, including additional shares received as dividends, pursuant to the deferral election provisions of the Company’s Directors Stock Compensation Plan.

Matching Gift Program

The Company offers a matching gift program in which all employees with at least six months of service and all members of the Board of Directors are eligible to participate. Under this program, for every dollar that an employee or Board member contributes to an eligible charitable organization or educational institution, the Company will make matching donations of additional funds, subject to terms and conditions applicable in an equal manner to all employees and Board members. During 2007, the Company did not match any contributions of Non-Employee Directors pursuant to this program.

Share Ownership Guidelines for Board Members

The Compensation Committee of the Board of Directors believes that Board members should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of Board members with the Company’s shareholders, in 2005 the Committee recommended and the Board adopted Share Ownership Guidelines for Board members. Under these guidelines, each Non-Employee Director is encouraged to own shares of the Company’s Class A common stock with a value of 50% of the amount obtained by multiplying the annual retainer fee by the number of years the Director has served.

EXECUTIVE OFFICERS

Under the Company’s By-Laws, each executive officer holds office for a term of one year or until their successor is elected and qualified. The executive officers of the Company are elected by the Board of Directors at its annual meeting immediately following the annual meeting of shareholders.

The following sets forth the executive officers of the Company, their names, their ages, their positions with the Company, and if different, their business experience during the last five years.

See “Proposal 1 - Election Of Directors - Nominees” for biographical information regarding Mr. Dunlap.

Name and Age	Position and Business Experience

Raymond J. Ciarvella, 51	•	Executive Director, Nelnet, Inc. May 2003 – present; Chief Technology Officer, May 2003 – May 2007; Executive Director, March 2000 – May 2003; Chief Operating Officer, September 1993 – March 2000

	•	President, 5280 Solutions, LLC, a subsidiary of Nelnet, Inc., June 2007 – present

Todd M. Eicher, 38	•	Executive Director, Nelnet, Inc., May 2003 – present; Chief Mergers and Acquisitions Officer, May 2005 – November 2007; Senior Vice President, July 1997 – May 2003

Matthew D. Hall, 48	•	Chief Operating Officer, Nelnet Education Services, a division of Nelnet, Inc., January 2006 - present

	•	Executive Director, Nelnet, Inc., October 2002 – present

	•	Senior Vice President, National Education Loan Network, Inc., a subsidiary of Nelnet, Inc., 1992 – October 2002

Terry J. Heimes, 43	•	Executive Director and Chief Financial Officer, Nelnet, Inc., March 2001 – present

	•	Executive Vice President, National Education Loan Network, Inc., a subsidiary of Nelnet, Inc., March 2001 – October 2002; Vice President of Finance, October 1998 – March 2001

John R. Kline, 45	•	Executive Director, Nelnet, Inc., November 2007 - present

•

Chief Administrative Officer, Apollo Group, Inc., February 2006 – November 2007. (Apollo Group, Inc. offers educational programs and services and is the parent company of University of Phoenix, Inc.). Mr. Kline was responsible for corporate operations including real estate acquisition and development. Additionally Mr. Kline was responsible for all operations at the University of Phoenix online, western, and mountain region campuses. Operations included marketing, enrollment, financial and academic counseling for students in addition to faculty recruiting and training. Additionally, Mr. Kline oversaw the admissions decision making process for the entire university.

•

Senior Vice President of Operations and Finance, University of Phoenix Online, a subsidiary of Apollo Group, Inc., August 2002 - February 2006. Mr. Kline was responsible for all financial and academic counseling operations for students that attended the online campus of University of Phoenix. Additionally he helped create the academic programs and formats for Axia College of WIU and University of Phoenix.

William J. Munn, 40	•

Executive Director, Corporate Secretary, Chief Governance Officer, and General Counsel, Nelnet, Inc., September 2006 – present; Deputy General Counsel and Chief Governance Officer, January 2005 – September 2006; Senior Counsel, January 2000 – December 2004; Legal Counsel, October 1998 – December 1999

Jeffrey R. Noordhoek, 42	•	President, Nelnet, Inc., January 2006 – present; Executive Director and Capital Markets Officer, October 2002 – January 2006; Vice President, January 1996 – March 2001

	•	Senior Vice President, National Education Loan Network, Inc., a subsidiary of Nelnet, Inc., March 2001 – October 2002

Name and Age	Position and Business Experience

Tim A. Tewes, 49	• Executive Director, Nelnet, Inc., June 2005 - present

•

President and CEO, Nelnet Business Solutions, Inc., a subsidiary of Nelnet, Inc., May 2007 – present; President, Nelnet Business Solutions - K-12 operations, June 2005 – May 2007; Executive Vice President, FACTS Management Company, a subsidiary of Nelnet, Inc., September 2000 – June 2005. Mr. Tewes responsibilities with Nelnet Business Solutions include oversight of a 250 employee team focused on tuition management, needs assessment, campus commerce and enrollment management for K-12 institutions and institutions of higher education.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee Governance

The Company’s Board of Directors has designated a Compensation Committee to assist the Board in discharging its responsibilities relating to:

•	determining and administering the compensation of the Company’s CEO, as well as the President and executives of the Company;

•	administering certain compensation plans, including stock and incentive compensation plans;

•	assessing the effectiveness of succession planning relative to the Company’s CEO and executives; and

•	approving, reviewing, and overseeing certain other benefit plans.

The Compensation Committee consists solely of independent members of the Board of Directors. The Compensation Committee operates under a written charter adopted by the Board. A committee comprised of certain members of senior management, referred to herein as the internal committee, is also engaged, at the direction of the Committee, in developing and recommending the Company’s compensation philosophy and programs to the Board and ensuring the Company’s compensation programs are administered in a fair and equitable manner, and that the objectives of the programs are achieved in full alignment with the Company’s long term strategy.

Compensation Objectives

The Company recognizes that competitive compensation is critical for attracting, motivating, retaining, and rewarding qualified executives. Accordingly, the fundamental objective of the Company’s compensation program is to offer competitive compensation and benefits for all employees, including the executives. The Company strives to provide an environment that will attract, motivate, and retain executives who provide the Company leadership, industry success, and performance results. Accordingly, the Company seeks to provide base salaries and employee benefit programs that are competitive with those paid for comparable positions in appropriate peer group companies in the marketplace, and to provide an opportunity for outstanding performers to earn additional compensation through the Company’s performance-based incentive program.

The Company’s objective is to have executive compensation plans and practices that are consistent with the philosophy of a performance-based organization, and that align the interests of the executives with the shareholders. Accordingly, the Company’s compensation philosophy seeks to award compensation that is based on both Company performance and individual performance, and that is designed to motivate executives to achieve strategic business objectives while personally performing at high levels.

The annual and long-term performance measures used by the Company’s Compensation Committee in reviewing executive compensation include:

•	the levels of the Company’s consolidated net income under generally accepted accounting principles (“GAAP”);

•	consolidated base net income as reported by the Company in its filings with the Securities and Exchange Commission;

•	financial and operational performance measures, such as levels of operating expenses and diversification and growth of fee-based income;

•	development of strategic relationships to facilitate the Company’s continued growth;

•	customer engagement results;

•	associate engagement and motivation measures; and

•	related individual, business division, and unit performance factors.

Committee policy requires all of the Company’s compensation plans and practices to comply with all applicable laws, rules, and regulations.

Each year the Committee directs the Company, through the internal committee consisting of the Chief Learning Officer, Chief Financial Officer, and Executive Director, Organizational Development and People Services, to prepare a compensation philosophy and strategy statement for the compensation of the executives, and a proposed executive compensation framework for the year. When establishing the proposed compensation framework, in keeping with the Company’s goal of attracting, motivating, and retaining executives who will contribute to the Company’s long-term success and the creation of shareholder value, the internal committee undertakes the review of comparative compensation offered within the industries in which the Company competes for executive talent. Management of the Company believes the Company competes for executive talent within the general industry, financial services industry, and technology industry. The internal committee periodically reviews salary information from various databases (general industry, financial services, and technology related) and makes changes to compensation as appropriate to reflect changes in the market and the Company’s industry. These industries may not represent the same industry as the peer group used by the Company for purposes of the Performance Index Graph furnished in the Company’s annual report on Form 10-K.

The Company also considers the compensation levels of executives relative to total compensation within the Company in order to provide appropriate context for making compensation decisions at the executive level. As part of this process, the Company seeks to maintain internal pay equity by maintaining equitable relationships between each management level with respect to all components of compensation, both individually and in the aggregate, paid to individuals within such levels.

The Company’s compensation philosophy and strategy described above is proposed by management and then reviewed and approved by the Compensation Committee, with any modifications that the Committee deems to be appropriate, after discussions by the Committee over multiple meetings. To ensure independence and candid discussions, the Committee meets in executive sessions without management to review and approve the compensation framework. As part of this process, the Committee reviews the Company’s goals and financial objectives related to base salaries and incentive compensation. The Committee also discusses the CEO’s individual performance in reviewing and approving his or her total compensation potential for the year, and coordinates with the Board to monitor the performance of the CEO throughout the year to ensure that compensation being provided meets the performance incentive intent of the compensation framework.

Industry Comparison of Compensation

To assist in establishing a competitive overall compensation program, in 2007 the internal compensation committee engaged Towers Perrin, a nationally recognized consulting firm and objective third party, to review executive compensation at the Company. Studies like this one cover in detail those individuals for whom compensation information is disclosed publicly as well as other executives. As a result, these studies typically include the most highly compensated officers at each company. Generally, this correlates to the Company’s CEO, President, and certain other executives.

Towers Perrin was engaged to conduct an executive total cash compensation analysis to assess the competitiveness of the compensation levels of base salary and target bonus provided to the Company’s CEO and executives. The consulting firm formulated competitive market rates for all executive positions included in the study. Based upon their market analysis findings, the consultants presented their findings and observations as to the competitiveness of the Company’s base salaries and target bonus compared to the financial services industry, technology industry, and the general industry market. Although the Company does not currently offer such awards to its associates, the Company also requested that the study include an analysis of competitive deferred compensation practices.

This study is used by the Company to identify potential gaps or inequities in total compensation and to identify appropriate compensation levels and compensation design features. The study was conducted out of the Company’s duty to its shareholders and executives in an effort to motivate, retain, and attract top performers that drive the Company’s performance results.

When comparing the executive base salaries, total compensation, annual incentive plan, and benefit plans to data of the peer group, the consultants made suggestions to ensure that the Company provides a complete compensation package that is competitive in the marketplace.

The internal compensation committee and the Compensation Committee reviewed the analysis and implemented recommendations during the following year. Overall, the Company was found to offer competitive employee benefits; however, the Company is considering being proactive in regard to various executive benefits in an effort to protect, reward, and retain its key executives.

As part of the Company’s ongoing review of the effectiveness and competitiveness of its compensation structure, a consistent market review will be completed by an independent compensation consulting firm every three years. The results of these reviews will be utilized by the internal committee to determine whether to recommend to the Committee any changes to the Company’s overall compensation strategy, including executive compensation.

Components of Executive Compensation

The Company’s CEO and executives can be compensated with a combination of annual base salary, performance-based incentive payments, and, with respect to the executives, issuance of shares of the Company’s Class A common stock, which are typically restricted from sale over a period of three years from the date of the award. The CEO does not receive equity compensation because the CEO controls the majority of voting rights of the Company, is exposed to downswings in stock price, and has interests already aligned with the other shareholders of the Company. In determining levels of compensation, management and the Committee work together to establish targeted total compensation for each executive and then to allocate that compensation among base salary and incentive compensation. The Company’s executives may be awarded restricted shares of company stock as part of their incentive, and they may also elect to receive any portion or all of their cash incentive compensation in restricted shares of company stock. Awards of restricted shares of company stock are based on the Company’s and the individual’s performance, and are designed both to align the executives’ own interests with the long-term strategic goals of the Company and to contribute to the retention of those individuals.

Each element of compensation is designed to be competitive with comparable companies and to align management’s incentives with the long-term interests of the Company’s shareholders. The Committee, upon management’s recommendation, determines the amount of each element of compensation by reviewing the current compensation mix for each of the executives in comparison to the Company’s company-wide performance, the Company’s long-term objectives, and the scope of that executive’s responsibility. The Committee attempts to achieve an appropriate balance between base salary, cash bonuses, and longer-term equity incentives for all of the Company’s executives. The Committee did not assign relative weights to the performance measures described above in “Compensation Objectives” in setting these salaries, cash bonuses, and longer-term equity incentives.

Base Salaries

The Company wants to provide senior management with a level of assured cash compensation in the form of base salary that is appropriate given their professional status and accomplishments. Base salary for the Company’s CEO and executives are based upon an evaluation of individual responsibilities of each person, market comparisons from compensation surveys, and an assessment of each individual’s performance. Base salaries are generally set to be within a median range of the compensation survey results, which helps the Company attract and retain talented executives. Changes in base salaries of executives depend on projected changes in the external market as well as individual contributions to the Company’s performance. All base salaries are paid in cash.

Performance-Based Incentive Payments

The Company generally awards incentives based upon the achievement of both company-wide and personal performance objectives. Company-wide performance objectives include, as stated above, results of the Company’s consolidated GAAP net income and base net income, financial and operational performance measures, diversification and growth of fee-based income, development of strategic relationships, customer and associate engagement and related individual, business division, and unit performance factors. Achieving the targeted base net income is the overall company-wide objective, as the growth in base net income has a direct correlation with the interests of the Company’s shareholders.

The executives have specific performance goals. Where an executive has responsibility for a particular business segment, the performance goals are heavily weighted toward the performance of that business segment. Where an executive has broader corporate responsibility, such as the Company’s President and Chief Financial Officer, their particular objectives for the year are tied more closely to the overall company-wide performance.

The executives are eligible for performance-based incentive payments under an incentive plan arrangement which is generally based upon a formula that increases the potential payment amount as the Company’s base net income increases. In addition to financial results, each executive’s individual performance is considered in order to determine the final amount of the incentive payment earned. Under this program, a significant portion of executives’ compensation is tied to both individual and Company performance. Performance incentive payments are made in cash and/or Company stock of an equivalent value. The executives may elect to have up to 100% of their incentive paid in Company stock. For those who choose to receive stock, the Company awards an additional 25% of the elected amount in additional shares of Company stock. The elected amount is paid in fully vested shares of Class A common stock issued pursuant to the Company’s Restricted Stock Plan, and the additional 25% bonus is paid in restricted shares which vest over a three-year period.

The executives’ potential incentive amounts are outlined below. The exact incentive amount awarded is based on the individual and the Company’s performance such that lower performing executives are paid below market and higher performing executives are paid above market.

Position	Target incentive opportunity as a percentage of base salary

President, Chief Financial Officer, and Divisional Presidents	0 - 50%

Other executives	0 - 40%

Executive Officers Bonus Plan

The Company maintains an Executive Officers Bonus Plan under which the CEO (and previously the Co-CEO’s) has an opportunity to earn an annual incentive payment. Under this plan for 2007, the CEO was eligible for bonus compensation in the amount of $500,000 for every $1.00 of base net income per share earned by the Company during the year, as calculated and reported in the Company’s earnings releases and filings, divided by the weighted average basic number of common shares outstanding as of the end of the plan year.

The CEO will not be entitled to any award under the Executive Officers Bonus Plan in any year in which the Company fails to maintain a credit rating of at least “BBB” by Standard & Poor’s and Moody’s Investor Services. Bonus payments under the plan for a particular year are made subsequent to year-end after the Company’s earnings for the year have been finalized and announced to the public.

On March 22, 2007, in connection with the previously reported retirement of Mr. Butterfield from his position as a Co-CEO effective May 24, 2007, the Compensation Committee determined that Mr. Butterfield, will continue to receive a reduced base salary of $50,000. In addition, under the terms of the Executive Officers Bonus Plan, Mr. Butterfield did not receive a bonus under such plan for 2007 since Mr. Butterfield was not serving as a Co-CEO of the Company as of December 31, 2007.

In 2008, the Company’s CEO voluntarily elected to forego $215,000 of his $390,000 in bonus compensation for 2007 to which he would otherwise have been entitled pursuant to this plan. The funds were reallocated as additional 2007 performance bonuses to associates of the Company for purposes of recognition and retention, and paid in the form of cash.

Restricted Stock Plan

The Company maintains a Restricted Stock Plan administered by the Committee, to reward performance by associates, including executives. This plan permits the Committee to reward a recipient with company shares and can, at the Committee’s sole discretion, attach vesting requirements to the award. These additional awards are designed to recognize and reward the executives, and to connect the executives’ wealth accumulation directly to the Company’s performance, therefore encouraging the executives to behave as owners of the Company. In 2007, one of our executives received an award of additional shares of company stock in this manner, which excludes five executives that elected to receive their performance-based incentive payments in shares of company stock. None of these executives were Named Executive Officers.

Other Equity Awards

The Company also supports a number of other savings and investment vehicles that assist all associates, including executives, in increasing their long-term financial savings and in becoming owners in the Company. The Company provides an Employee Share Purchase Plan, pursuant to which Company shares may be acquired through payroll deduction, at a discount of 15% to the lower of the average market price of the Company stock on the first and last trading days of each calendar quarter. Also, beginning in 2007, the Company provided all eligible associates the opportunity to receive the Company’s matching contribution to the 401(k) plan in Company stock. The Company does not offer stock options; it is management’s opinion that awards of restricted stock are a better method of encouraging executives to focus on the long term value of the Company.

Share Ownership Guidelines

The Compensation Committee believes that executives should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of management with the Company’s shareholders, in 2005 the Committee recommended and the Board adopted Share Ownership Guidelines for management associates at certain levels. Under these guidelines, each executive is encouraged to own at least 15,000 shares of Company stock, and is thereby exposed to downside risk in the Company’s equity performance. A substantial number of the executives currently meet these guidelines.

Other Compensation

In addition to base salaries and performance-based incentive compensation, the Company provides executives with certain other benefits to assist the Company in remaining competitive in the marketplace and to encourage executives to remain with the Company.

The Company owns a controlling interest in an aircraft due to the frequent business travel needs of its executives and the limited availability of commercial flights in Lincoln, Nebraska, where the Company’s headquarters are located. Union Financial Services, Inc., which is owned by Messrs. Dunlap and Butterfield, also owns an interest in the same aircraft. In prior years, the Company has allowed Messrs. Dunlap and Butterfield to utilize its interest in the aircraft for personal travel when it is not required for business travel. The value of the personal use of the aircraft is computed based on the Company’s aggregate incremental costs, which include variable operating costs such as fuel costs, mileage costs, trip-related maintenance and hangar costs, on-board catering, landing/ramp fees, and other miscellaneous variable costs. In 2007 , Messrs. Dunlap and Butterfield did not receive any personal travel benefits with respect to the Company’s interest in the aircraft, since all personal travel by Messrs. Dunlap and Butterfield on such aircraft occurred with respect to the interest in the aircraft owned by Union Financial Services, Inc.

Benefits, including health, dental, vision, and time off, are designed to be equal to and competitive with the national marketplace. A critical aspect of the Company’s health benefits program is our increasing focus on associate health and wellness. The Company wants to encourage every executive to take a more proactive approach to their personal health and wellbeing. The Company has implemented wellness programs which encourage and reward associates for healthy habits by the opportunity to lower their premium costs.

Except for the Company’s separation agreement with David Bottegal, the Company does not have any contracts, agreements, plans, or arrangements with its named executive officers, whether written or unwritten, that provide for payment in connection with any termination or change-in-control. The Company entered into a separation agreement with Mr. Bottegal in connection with his resignation. See “Executive Compensation - Payments Upon Termination or Change in Control.”

The Company does not currently have a formal written policy for the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. However, since under the Executive Officers Bonus Plan the payment of an annual award which is computed based on the Company’s base net income per share for a plan year is not made until after the Company’s earnings for the plan year have been finalized and announced to the public, in the event of a subsequent restatement of earnings the Company would pursue appropriate and equitable remedies to recover the amount of any awards paid under that plan in excess of the amount that would have been paid based on the restated earnings.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limitation, subject to certain exceptions, on a public company’s income tax deductibility in any tax year with respect to compensation paid to any employee who is a chief executive officer, chief financial officer, or one of the other three highest paid executive officers of the company on the last day of that tax year. This limitation does not apply to certain “performance-based” compensation paid under a shareholder approved plan that meets the requirements of Section 162(m) and the regulations thereunder. The Company’s Executive Officers Bonus Plan was approved by the shareholders in 2007 and is designed to comply with the requirements of Section 162(m). The Committee believes that the Company will not be subject to Section 162(m) limitations on the deductibility of compensation paid to the executives for 2007. The Committee may consider other steps which might be in the Company’s best interests to comply with Section 162(m), while reserving the right to award future compensation which may not comply with the Section 162(m) requirements for deductibility if the Committee concludes that such compensation is in the Company’s best interests in providing incentives to attract, motivate, and retain key executives.

Matching Gift Program

The Company offers a matching gift program in which all employees with at least six months of service and all members of the Board of Directors are eligible to participate. Under this program, for every dollar that an employee or Board member contributes to an eligible charitable organization or educational institution, the Company will make matching donations of additional funds, subject to terms and conditions applicable in an equal manner to all employees and Board members. During 2007, the Company matched the following amounts in contributions under the provisions of this program to employees that served as executive officers during 2007.

David A. Bottegal	$17,800

Stephen F. Butterfield	300

Michael S. Dunlap	100

Terry J. Heimes	20,650

William J. Munn	850

Jeffrey R. Noordhoek	100

Cheryl E. Watson	11,100

Conclusion

By ensuring market competitive compensation that is aligned with a performance-based organization philosophy, the Company expects to attract, motivate, and retain the executive talent required to achieve long-term goals. This is critical, as management knows the Company’s success hinges on having engaged executives who are committed to the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to shareholders.

Respectfully submitted,

James P. Abel, Chairman
Kimberly K. Rath
Michael D. Reardon
James H. Van Horn

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Ms. Rath and Messrs. Abel (Chairman), Reardon, and Van Horn, all of whom are independent Non-Employee Directors. Except for Mr. Van Horn, who was an employee of the Company until May 2003, none of the Compensation Committee members has served as an officer or employee of the Company, and, except for Mr. Dunlap and Mr.

Butterfield who are officers and directors of Union Financial Services, Inc., none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any other entity, which has an executive officer serving as a member of the Company’s Board of Directors.

Summary Compensation Table for Fiscal Years 2007, 2006, and 2005.

The following table sets forth summary information relating to the fiscal years ended December 31, 2007, 2006, and 2005, with respect to the compensation paid and bonuses granted for services rendered by the Company’s Chief Executive Officer, Vice Chairman (who served as a Co-Chief Executive Officer until May 24, 2007), and Chief Financial Officer, as well as each of the Company’s other three most highly compensated executive officers during the year ended December 31, 2007 (collectively, the “Named Executive Officers”). Salaries and bonuses are paid at the discretion of the Board of Directors.

		Annual compensation (a)

Name and principal position	Year	Salary ($)	Bonus ($) (b)		Stock awards ($)		All other compensation ($) (c)		Total ($)

Michael S. Dunlap	2007	500,000	175,000	(d)	—		9,540		684,540
Chief Executive Officer	2006	500,000	612,500	(e)	—		9,340		1,121,840
	2005	500,559	1,142,300		—		8,940		1,651,799

Stephen F. Butterfield (f)	2007	216,923	—		—		9,540		226,463
Former Co-Chief Executive	2006	500,000	612,500	(e)	—		9,340		1,121,840
Officer	2005	500,559	1,142,300		—		8,940		1,651,799

Terry J. Heimes	2007	325,000	100,000		—		9,540		434,540
Chief Financial Officer	2006	325,000	200,000		—		9,340		534,340
	2005	300,552	192,000		—		8,940		501,492

Jeffery R. Noordhoek	2007	275,000	100,000		—		9,540		384,540
President	2006	275,000	225,000		—		9,331		509,331
	2005	230,619	192,000		—		8,931		431,550

Matthew D. Hall	2007	278,311	65,000		—		8,692		352,003
Chief Operating Officer,	2006	280,439	130,000		84,690	(g)	9,331		504,460
Nelnet Education Services,	2005	229,929	192,000		—		8,931		430,860
a division of Nelnet, Inc.

David A. Bottegal (h)	2007	305,769	100,000		—		309,540	(c)	715,309
Former Chief Executive Officer,	2006	306,069	130,000		—		9,340		445,409
Nelnet Education Services,	2005	255,192	192,000		—		8,940		456,132
a division of Nelnet, Inc.

(a)	Executive officers may receive perquisites and personal benefits, the dollar amounts of which are below current Securities and Exchange Commission thresholds for reporting requirements.

(b)	Amounts represent bonuses paid in 2008, 2007, and 2006 for services rendered during the 2007, 2006, and 2005 calendar years, respectively.

(c)

Amounts represent matching contributions under the Company’s 401(k) plan, premiums on life insurance, and severance. During 2007, 2006, and 2005, all Named Executive Officers received $9,000, $8,800, and $8,400, respectively, in matching 401(k) contributions with the exception of Mr. Hall, who received $8,162 in matching 401(k) contributions in 2007. Mr. Bottegal received $300,000 in connection with his separation of employment with the Company on December 31, 2007.

(d)

Mr. Dunlap’s potential 2007 bonus, as calculated pursuant to the provisions of the Executive Officers Bonus Plan, was $390,000. Mr. Dunlap requested that $215,000 of his 2007 bonus be distributed to certain associates for purposes of recognition and retention.

(e)

Mr. Dunlap and Mr. Butterfield each requested that $375,000 of their 2006 bonus be distributed to certain associates for purposes of recognition and retention. The amounts distributed to these individuals were in the form of unrestricted fully vested shares of Class A common stock issued pursuant to the Company’s Restricted Stock Plan.

(f)

Effective May 24, 2007, Mr. Butterfield retired from his position as a Co-Chief Executive Officer of the Company. As a result, Mr. Butterfield’s annual base salary was reduced to $50,000. Mr. Butterfield did not receive a bonus for 2007 under the Executive Officers Bonus Plan since he did not serve as a Co-CEO on December 31, 2007.

(g)

Amount represents 3,000 shares of restricted Class A common stock issued on December 14, 2006 pursuant to the Company’s Restricted Stock Plan. One-third (1,000 shares) of these shares vested on December 14, 2007. The remaining 2,000 shares vest in 1,000 share increments on each of December 14, 2008 and December 14, 2009. The closing market price on the date of issuance of these shares was $28.23 per share. Dividends are paid on shares of restricted Class A common stock at the same rate as dividends are paid on all shares of the Company’s Class A common stock.

(h)	Mr. Bottegal terminated his employment with the Company effective December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End Table (As of December 31, 2007)

The following table sets forth summary information relating to the outstanding equity awards for the Company’s Named Executive Officers as of December 31, 2007.

Stock awards

Name	Number of shares of stock that have not vested		Market value of shares of stock that have not vested ($) (a)

Michael S. Dunlap	—		—

Stephen F. Butterfield	—		—

Terry J. Heimes	—		—

Jeffery R. Noordhoek	—		—

Matthew D. Hall	2,000	(b)	25,420

David A. Bottegal	—		—

(a)	The closing market price of the Company’s common stock as of December 31, 2007 was $12.71.

(b)

Amount represents shares of restricted Class A common stock issued on December 14, 2006 pursuant to the Company’s Restricted Stock Plan. 1,000 of these shares vest on each of December 14, 2008 and December 14, 2009. The closing market price on the date of issuance of these shares was $28.23 per share.

Stock Vested Table for Fiscal Year 2007

The following table sets forth summary information relating to the stock vested for the Company’s Named Executive Officers during the fiscal year ended December 31, 2007.

Stock awards

Name	Number of shares of stock acquired on vesting		Market value of shares of stock realized on vesting ($) (a)

Michael S. Dunlap	—		—

Stephen F. Butterfield	—		—

Terry J. Heimes	—		—

Jeffery R. Noordhoek	—		—

Matthew D. Hall	1,000	(b)	12,490

David A. Bottegal	—		—

(a)	The closing market price of the Company’s common stock as of December 14, 2007 (the vesting date) was $12.49.

(b)

Amount represents shares of restricted Class A common stock issued on December 14, 2006 pursuant to the Company’s Restricted Stock Plan. These shares vested on December 14, 2007. The closing market price on the date of issuance of these shares was $28.23 per share.

Stock Option, SAR, Long-Term Incentive, and Defined Benefit Plans

The Company does not have any stock option, SAR, long-term incentive, or defined benefit plans covering its Named Executive Officers.

Payments Upon Termination or Change in Control

In connection with Mr. Bottegal’s separation of employment with the Company, and in recognition of his years of service to the Company, the Company and Mr. Bottegal entered into a separation agreement dated December 13, 2007. Under the terms of the agreement, Mr. Bottegal received a payment of $300,000, payable in five installments of $11,538 from January 1, 2008 to March 7, 2008, with a final payment of $242,310 paid on March 7, 2008. The payments include all unused and accrued earned time off. In addition, Mr. Bottegal received his annual incentive bonus of $100,000 on March 14, 2008. Mr. Bottegal’s participation on benefit plans ceased in accordance with the terms of those plans; however, the Company agreed to pay four monthly payments of $121 towards Mr. Bottegal’s COBRA premiums payable after December 31, 2007. Mr. Bottegal was also allowed to retain his laptop computer and to participate in Nelnet’s Matching Gift Program until December 31, 2008. In connection with the separation agreement, Mr. Bottegal agreed not to compete against the Company for a period of one-year in the Federal Family Education Loan Program, including non-solicitation of employees, agents, and contractors of the Company. Mr. Bottegal also agreed to keep the Company’s trade secrets confidential at all times. In the event Mr. Bottegal breaches the agreement, the Company may demand the return of payments made to Mr. Bottegal under the agreement.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL SHAREHOLDERS

Stock Ownership

The authorized common stock of the Company consists of 660,000,000 shares, $0.01 par value. The common stock is divided into two classes, consisting of 600,000,000 shares of Class A common stock and 60,000,000 shares of Class B common stock. The Company also has authorized 50,000,000 shares of preferred stock, $0.01 par value.

The table on the following page sets forth information as of February 29, 2008, regarding the beneficial ownership of each class of the Company’s common stock by:

•	each person, entity, or group known by the Company to beneficially own more than five percent of the outstanding shares of any class of common stock;

•	each of the Named Executive Officers;

•	each incumbent director and each nominee for director; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Under these rules, a person is deemed to beneficially own a share of the Company’s common stock if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security.

The number of shares of Class B common stock for each person in the table below assumes such person does not convert any Class B common stock into Class A common stock. Unless otherwise indicated in a footnote, the address of each five percent beneficial owner is c/o Nelnet, Inc., 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508. Unless otherwise indicated in a footnote, the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them.

Beneficial Ownership as of February 29, 2008

									Percentage of combined voting power of all classes of stock (2)
	Number of shares beneficially owned					Percentage of shares beneficially owned (1)

Name	Class A		Class B		Total	Class A	Class B	Total

Michael S. Dunlap	8,926,200	(3)	9,591,062	(4)	18,517,262	23.5%	83.4%	37.5%	68.6%
Stephen F. Butterfield	355		3,952,364	(5)	3,952,719	*	34.4%	8.0%	25.9%
Angela L. Muhleisen	9,293,060	(6)	1,668,493	(7)	10,961,553	24.5%	14.5%	22.2%	17.0%
Union Bank and Trust Company	6,028,130	(8)	1,668,493	(9)	7,696,623	15.9%	14.5%	15.6%	14.9%
David A. Bottegal	286,914	(10)	—		286,914	*	—	*	0.2%
Raymond J. Ciarvella	178,462	(11)	—		178,462	*	—	*	0.1%
Todd M. Eicher	462,592	(12)	—		462,592	1.2%	—	*	0.3%
Matthew D. Hall	50,859	(13)	—		50,859	*	—	*	0.0%
Terry J. Heimes	206,558	(14)	—		206,558	*	—	*	0.1%
John R. Kline	3,750	(15)			3,750	*	—	*	0.0%
William J. Munn	19,935	(16)	—		19,935	*	—	*	0.0%
Jeffery R. Noordhoek	1,002,935	(17)	—		1,002,935	2.6%	—	2.0%	0.7%
Tim A. Tewes	25,522	(18)	—		25,522	*	—	*	0.0%
James P. Abel	13,984	(19)	—		13,984	*	—	*	0.0%
Kathleen A. Farrell	—		—		—	—	—	*	0.0%
Thomas E. Henning	21,015	(20)	—		21,015	*	—	*	0.0%
Brian J. O’Connor	25,443		—		25,443	*	—	*	0.0%
Kimberly K. Rath	1,200	(21)	—		1,200	*	—	*	0.0%
Michael D. Reardon	15,672	(22)	—		15,672	*	—	*	0.0%
James H. Van Horn	68,209	(23)	—		68,209	*	—	*	0.0%
Cedar Hill Capital Partners, LLC	1,903,000	(24)	—		1,903,000	5.0%	—	3.9%	1.2%
Charles Cascarilla	1,903,000	(24)	—		1,903,000	5.0%	—	3.9%	1.2%
Emil Woods	1,903,000	(24)	—		1,903,000	5.0%	—	3.9%	1.2%

Executive officers and directors as a group	11,115,410		11,495,377		22,610,787	29.3%	100.0%	45.8%	82.5%

* Less than 1%.

(1)

Based on 37,911,373 shares of Class A common stock (which excludes 11,058,604 shares of Class A common stock held by the Company’s subsidiary, which is not entitled to vote at the Annual Meeting) and 11,495,377 shares of Class B common stock outstanding as of February 29, 2008.

(2)

These percentages reflect the different voting rights of the Company’s Class A common stock and Class B common stock. Each share of Class A common stock has one vote and each share of Class B common stock has ten votes on all matters to be voted upon by the Company’s shareholders.

(3)

Includes shares owned by entities which Mr. Dunlap may be deemed to control, consisting of: 404,500 shares owned by Farmers & Merchants Investment Inc. (“F&M”), of which Mr. Dunlap is a director and president and owns or controls 39.8% of the outstanding voting stock, and 6,028,130 shares held by Union Bank and Trust Company (“Union Bank”) for the accounts of miscellaneous trusts, IRAs, and investment accounts at Union Bank with respect to which Union Bank may be deemed to have or share voting or investment power. Mr. Dunlap is non-executive chairman of and controls Union Bank through F&M. Mr. Dunlap disclaims beneficial ownership of the shares held for the accounts of miscellaneous trusts, IRAs, and investment accounts at Union Bank, except for his beneficial interest in 714 shares of Class A common stock issued through the Company’s 401(k) match. He also disclaims beneficial ownership of the shares held by F&M, except to the extent of his pecuniary interest therein.

(4)

Includes 1,701,000 shares owned by Mr. Dunlap’s spouse, 1,586,691 shares owned by Union Financial Services, Inc., of which Mr. Dunlap is Chairman and owns 50.0% of the outstanding capital stock, 1,207,135 shares held by Union

Bank as Trustee for a GRAT established by Mr. Dunlap, and 461,358 shares held by Union Bank as Trustee under a GRAT. Mr. Dunlap disclaims beneficial ownership of the shares held by Union Financial Services, Inc., except to the extent of his pecuniary interest therein. Mr. Dunlap also disclaims beneficial ownership of the 461,358 shares held by Union Bank as Trustee under the Class B GRAT. A total of 700,000 shares are pledged as collateral for a line of credit which had not been drawn upon as of February 29, 2008.

(5)

Includes 1,586,691 shares owned by Union Financial Services, Inc., of which Mr. Butterfield is a director and president and owns 50.0% of the outstanding capital stock and 461,358 shares held by Union Bank as Trustee for a GRAT established by Mr. Butterfield. Mr. Butterfield disclaims beneficial ownership of the shares held by Union Financial Services, Inc., except to the extent of his pecuniary interest therein. Includes 1,904,315 shares held by the Stephen F. Butterfield Revocable Living Trust, of which Mr. Butterfield is a trustee. A total of 1,904,315 shares are pledged as collateral.

(6)

Includes 88,864 shares jointly owned by Ms. Muhleisen and her spouse, 1,048,501 shares owned by her spouse, 1,304,998 shares held by Union Bank as Trustee for Class A GRATs established by Ms. Muhleisen and her spouse, 646,245 shares held by Ms. Muhleisen’s son, 646,245 shares held by Ms. Muhleisen’s daughter, and shares that are owned by entities that Ms. Muhleisen may be deemed to control, consisting of: 404,500 shares owned by F&M, of which Ms. Muhleisen is a director and executive vice president and owns or controls 37.3% of the outstanding capital stock, and 2,640,276 shares held by Union Bank for the accounts of miscellaneous trusts, IRAs, and investment accounts at Union Bank with respect to which Union Bank may be deemed to have or share voting or investment power. Ms. Muhleisen, the sister of Michael S. Dunlap, is a director, president, and chief executive officer of and controls Union Bank through F&M. Ms. Muhleisen disclaims beneficial ownership of the shares held for the accounts of miscellaneous trusts, IRAs, and investment accounts at Union Bank, except for her retained beneficial interest in 1,304,998 shares of Class A common stock held in trust on her behalf and on behalf of her spouse under two of the Class A GRATs. She also disclaims beneficial ownership of the shares held by F&M, except to the extent of her pecuniary interest therein. The address for Ms. Muhleisen is c/o Union Bank and Trust Company, P.O. Box 82529, Lincoln, Nebraska 68501.

(7)	Includes 1,688,493 shares held by Union Bank as Trustee under two Class B GRATs. Ms. Muhleisen disclaims beneficial ownership of the shares held by Union Bank as Trustee under the Class B GRATs.

(8)

Includes 235,000 shares held as trustee for the University of Nebraska Foundation, 45,000 shares held by the Union Bank profit sharing plan, 945,492 shares held for the account of Angela L. Muhleisen, 261,053 shares held as trustee for a Class A GRAT established by Jeffrey R. Noordhoek, 27,596 shares held as trustee for a CRUT established by Jeffrey R. Noordhoek, 652,499 shares held as trustee for a Class A GRAT established by Angela L. Muhleisen, 652,499 shares held as trustee for a Class A GRAT established by Ms. Muhleisen’s spouse, 1,048,501 shares held for the account of Ms. Muhleisen’s spouse, 88,864 shares held for the account of Ms. Muhleisen or her spouse, and a total of 2,071,564 shares held for the accounts of miscellaneous trusts, IRAs, and investment accounts at Union Bank with respect to which Union Bank may be deemed to have or share voting or investment power. Union Bank disclaims beneficial ownership of such shares except to the extent that Union Bank actually has or shares voting power or investment power with respect to such shares. The address for Union Bank is P.O. Box 82529, Lincoln, Nebraska 68501; Attention: Angela L. Muhleisen, President.

(9)

Includes 1,668,493 shares held by Union Bank as Trustee under two Class B GRATs. Union Bank disclaims beneficial ownership of such shares except to the extent that Union Bank actually has or shares voting power or investment power with respect to such shares.

(10)	Includes 284,610 shares owned jointly by Mr. Bottegal and his spouse.

(11)	A total of 174,552 Class A shares are held in a brokerage firm account, which may under certain circumstances involve a pledge of such shares as collateral.

(12)	Includes 121,835 shares owned by Mr. Eicher’s spouse. A total of 251,612 Class A shares are pledged as collateral.

(13)

Includes 2,000 shares issued under the Company’s Restricted Stock Plan, of which 1,000 shares will fully vest in December 2008 and 1,000 shares will fully vest in December 2009. A total of 44,901 Class A shares are held in a brokerage firm account, which may under certain circumstances involve a pledge of such shares as collateral.

(14)

Includes 50,000 shares owned by Mr. Heimes’ spouse. A total of 103,109 Class A shares are held in a brokerage firm account, which may under certain circumstances involve a pledge of such shares as collateral.

(15)	Includes 3,750 shares issued under the Company’s Restricted Stock Plan, which vest in equal annual installments of 375 shares from March 2008 through March 2017.

(16)

Includes 2,000 shares issued under the Company’s Restricted Stock Plan, of which 1,000 shares will fully vest in December 2008 and 1,000 shares will fully vest in December 2009. Amount also includes 500 shares owned jointly by Mr. Munn and his spouse.

(17)

Includes 686,756 shares held by the Jeffrey R. Noordhoek Trust, 261,053 shares held by Union Bank as Trustee under a Class A GRAT established by Mr. Noordhoek, and 27,596 shares held by Union Bank as Trustee under a Class A CRUT established by Mr. Noordhoek. A total of 690,500 Class A shares are pledged as collateral for a line of credit which had not been drawn upon as of February 29, 2008.

(18)

Includes (i) 3,750 shares issued under the Company’s Restricted Stock Plan, which vest in equal annual installments of 375 shares from March 2008 through March 2017, (ii) 808 shares issued under the Company’s Restricted Stock Plan which vest in equal installments of 404 shares on each of November 22, 2008 and November 22, 2009, and (iii) 3,000 shares issued under the Company’s Restricted Stock Plan which vest in equal installments of 1,000 shares each on April 30, 2008, April 30, 2009 and April 30, 2010.

(19)

Includes 5,880 shares that Mr. Abel has elected to defer delivery of pursuant to the deferral election provisions of the Company’s Directors Stock Compensation Plan. Also includes 500 shares owned by Mr. Abel’s spouse.

(20)

Includes 8,926 shares that Mr. Henning has elected to defer delivery of pursuant to the deferral election provisions of the Company’s Directors Stock Compensation Plan. Also includes 3,090 shares owned by Mr. Henning’s spouse.

(21)	Includes 1,200 shares owned by Ms. Rath’s husband in an individual retirement account.

(22)	Includes 15,672 shares owned jointly by Mr. Reardon and his spouse in a brokerage firm account, which may under certain circumstances involve a pledge of such shares as collateral.

(23)	Includes 3,961 shares that Mr. Van Horn has elected to defer delivery of pursuant to the deferral election provisions of the Company’s Directors Stock Compensation Plan.

(24)

On January 7, 2008, Cedar Hill Capital Partners, LLC (“Cedar Hill”), Charles Cascarilla and Emil Woods filed a Schedule 13G with the Securities and Exchange Commission indicating that they beneficially owned 5.0% of the Company’s Class A common stock. The amounts set forth in the table reflect the number of shares reported in the Schedule 13G filed by Cedar Hill and Messrs. Cascarilla and Woods and includes 923,909 shares owned by Cedar Hill Capital Partners Onshore, LP (“Onshore Fund”) and 979,091 shares owned by Cedar Hill Capital Partners Offshore, Ltd. (“Offshore Fund”). Cedar Hill Fund Management, LLC (“General Partner”) is the general partner of the Onshore Fund. Cedar Hill is the investment manager of Onshore Fund and the Offshore Fund. Messrs. Cascarilla and Woods are controlling persons of Cedar Hill. The principal business address for each of the Onshore Fund, the General Partner, Cedar Hill, Mr. Cascarilla and Mr. Woods is 445 Park Avenue, 5th Floor, New York, New York 10022. The principal business address of the Offshore Fund is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896 GT, Harbour Centre, 2nd Floor, George Town, Grand Cayman Cayman Islands, B.W.I.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership of Company securities and changes in reported ownership. Executive officers, directors, and greater than ten percent shareholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on a review of the reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the year ended December 31, 2007 the Company’s executive officers, directors, and greater than ten percent beneficial owners timely filed all reports they were required to file under

Section 16(a), except as noted below.

David Byrnes, Todd Eicher, William Munn, Evan Roth and Cheryl Watson, each failed timely to file a required Form 4 with respect to shares received on March 15, 2007 as a result of their electing to receive all or a portion of their annual bonus in shares of stock. The Company’s staff failed to make the filings on a timely basis and all of the Form 4 filings with respect to these transactions were made on March 29, 2007.

Kimberly Rath inadvertently filed a Form 3 on November 9, 2007 which omitted 1,200 shares of the Company’s Class A Common Stock held by Ms. Rath’s husband’s individual retirement account. Ms. Rath filed an amended Form 3 on November 14, 2007.

William Munn and Evan Roth each failed to timely file a required Form 4 with respect to shares of stock which were repurchased by the Company on December 14, 2007, to satisfy tax withholding obligations relating to the vesting of shares pursuant to restricted stock awards. The Company’s staff failed to make the filings on a timely basis and the Form 4 filings with respect to these transactions were made on January 4, 2008.

Thomas Henning inadvertently failed timely to file two required Form 4s with respect to shares of Class A Common Stock Mr. Henning received on March 15, 2007 and June 15, 2007, in connection with the reinvestment of dividends received on shares of Class A Common Stock held in a brokerage account. A Form 5 was filed on February 14, 2008 to report these transactions.

None of the transactions listed above gave rise to liability for any short-swing profit.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Section 6 of the Company’s Code of Conduct requires the disclosure of conflicts of interest (such as related party transactions) by officers and directors of the Company and provides that a relationship which involves or benefits one of the Company’s officers or directors is not considered a conflict of interest if the Board of Directors is aware of the relationship and deems it to be immaterial. Accordingly, related party transactions are presented to the Board of Directors for their review and approval or ratification. See “Corporate Governance – Code of Business Conduct and Ethics for Directors, Officers, and Employees.”

Additionally, Section 6 of the Company’s Code of Conduct provides that officers and directors shall not have a material financial interest in any company that is selling supplies, furnishing services or otherwise doing business with the Company, unless approved by the Company’s executive management.

Some of the Company’s directors and members of management beneficially own shares of stock or other ownership interests in other entities with which the Company does business and, in some cases, they serve on the Board of Directors and/or as executive officers of one or more such entities. These related parties include:

•

Union Bank and Trust Company and Farmers & Merchants Investment Inc. — Union Bank is controlled by F&M, which owns 81.002% of Union Bank’s common stock and 15.4% of Union Bank’s non-voting preferred stock. Michael S. Dunlap, the Chief Executive Officer and member of the Board of Directors of the Company, owns or controls 39.8% of the stock of F&M, while Mr. Dunlap’s sister, Angela L. Muhleisen, owns or controls 37.3% of such stock. Mr. Dunlap serves as a director and president of F&M and as non-executive chairman of Union Bank. In 2003, Mr. Dunlap resigned as chief executive officer of Union Bank. Ms. Muhleisen serves as director and executive vice president of F&M and as a director, president, and chief executive officer of Union Bank. At February 29, 2008, Union Bank beneficially owned 15.6% of the Company’s common stock. F&M does not own 5% or more of the Company’s stock; however, the stock holdings of both Union Bank and F&M are deemed to be beneficially owned by both Mr. Dunlap and Ms. Muhleisen, respectively. At February 29, 2008, Mr. Dunlap beneficially owned 37.5% of the Company’s outstanding common stock and Ms. Muhleisen beneficially owned 22.2% of the Company’s outstanding common stock.

•

Union Financial Services, Inc. – Union Financial Services Inc. (“UFS”), is a corporation which is owned 50% by Michael S. Dunlap, a significant shareholder, Chief Executive Officer, Chairman and a member of the Board of Directors of the Company, and 50% by Stephen F. Butterfield, Vice Chairman and a member of the Board of Directors of the Company.

Transactions with Union Bank

Union Bank is a major source of student loan origination and sales volume for the Company. Pursuant to agreements effective January 1999 and amended February 2005, the Company agreed to purchase certain guaranteed student loans as well as origination rights in guaranteed student loans to be originated in the future, except for loans committed for sale to others. Union Bank will continue to originate student loans, and such guaranteed student loans not previously committed for sale to others are to be sold by Union Bank to the Company in the future. Union Bank also granted to the Company exclusive rights as marketing agent for student loans on behalf of Union Bank, and thus the Company is responsible for marketing expenses with respect to such student loans.

The Company pays Union Bank a purchase price equal to 100% of the outstanding principal balance and accrued and unpaid interest on the loans purchased pursuant to the agreement described in the preceding paragraph, and also reimburses Union Bank for origination fees required to be paid to the Department of Education, for origination costs, and any borrower incentive program costs offered. During 2007, the Company paid $8.5 million plus the outstanding principal and accrued and unpaid interest of $0.2 billion to Union Bank for the purchase of student loans. This agreement renews automatically for successive one-year terms unless both parties mutually agree to terminate it.

In 1999, the Company entered into a 360-day commitment with Union Bank to purchase its federally guaranteed student loans, in which Union Bank retained rights pursuant to the agreement discussed previously, at par. This purchase commitment has been renewed annually for successive terms after its inception and was amended in February 2005. The commitment has grown into an obligation to purchase an aggregate amount of up to $1.25 billion of student loans from Union Bank. This purchase commitment agreement is terminable by either party by the giving of notice of termination at least 90 days prior to the end of the then current 360-day term.

Pursuant to a June 2001 agreement, Union Bank, in its capacity as trustee for various grantor trusts, agreed to purchase from the Company up to $750 million of participation interests in student loans. In 2007, the Company retained a portion of the interest earned from the participated loans at a rate equal to the difference between the borrower’s interest rate on the loans and the 90-day commercial paper rate plus 22.5 basis points. However, the Company also must continue to pay the servicing costs with respect to such participated loans. The Company sold to Union Bank, as trustee, participation interests with balances of $367.9 million as of December 31, 2007. The Company has the option to purchase the participation interests from these grantor trusts at the end of a 364-day term upon termination of the participation certificate. The agreement automatically renews for additional 364-day terms unless either party gives notice to terminate. The agreement is also terminable by either party upon five business days’ notice. This agreement provides beneficiaries of Union Bank’s grantor trusts with access to investments in interests in student loans, while providing liquidity to the Company on a short-term basis.

The Company services loans for Union Bank, and, pursuant to a servicing agreement dated January 1, 1998, as amended, the Company charges a standard origination and servicing fee at a level substantially commensurate to those charged to the majority (in terms of volume of loans serviced) of the Company’s non-affiliated servicing clients. Union Bank paid the Company fees pursuant to this servicing agreement aggregating $0.3 million in 2007. The servicing agreement is for a month-to-month term, subject to a removal fee based on the number of loans serviced. The Company may terminate the agreement in the event of a material uncured breach. Pursuant to the February 2005 amendment of agreements with Union Bank discussed previously, the Company began waiving fees charged under the servicing agreement on all loans originated as part of the February 2005 agreement as these loans are funded by and sold to the Company.

On October 13, 2006, the Company purchased its corporate headquarters building and assumed certain existing lease agreements pursuant to which Union Bank leases office and storage space. Union Bank paid the Company approximately $173,000 for commercial rent and storage income during 2007. The leases assumed by the Company provide for the lease to Union Bank of a total of approximately 15,000 square feet of office and storage space. The lease agreement expires on June 30, 2008, but is subject to options to extend the term of the lease for two periods of an additional five years each. Rental rates are subject to specified annual rental increases and additional rental increases based on increases in the cost of living measured by the National Consumer Price Index.

In December 2007, the Company sold a building to Union Bank for $600,000. Prior to the sale, the Company leased office space in that building to Union Bank for a total rental amount of approximately $34,000 during 2007. The Company recognized a gain of approximately $431,000 upon sale of the building.

The Company has obtained the right to acquire from Union Bank 100% of the participation interests in an unspecified volume of private loans which comply with the Company’s internal underwriting criteria (as modified from time to time). On these participations, the Company earns 100% of the borrower interest rate, less servicing costs thereon in an amount equal to 1% per annum of the aggregate average outstanding principal balances of such participations. The parties mutually agree upon the volume of such participations from time to time. In 2007, the Company did not purchase any participation interests in private loans pursuant to this agreement. The agreement is subject to termination upon 30 days’ notice by either party.

The Company has entered into an agreement to assist Union Bank in marketing and providing program operations related to certain college savings plans (the “College Savings Plans”) under Section 529 of the Internal Revenue Code. Union Bank has agreed to pay the Company fees in an amount equal to 50% of the net profits, if any, associated with Union Bank’s program management agreement with the College Savings Plans. Union Bank is entitled to a fee as program manager pursuant to its program management agreement with the College Savings Plans and is not entitled to other payments pursuant to that agreement. The Company has agreed to share 50% of the expenses relating to the program, up to a capped amount of $1.25 million over the life of the agreement, as well as 50% of mutually agreeable costs related to the program operations, if any, which exceed the aggregate of $1.25 million. In 2007, the Company received a net fee of $3.1 million arising from this agreement. This consulting and services agreement terminates when Union Bank’s program manager agreement with the College Savings Plans terminate, in approximately five years.

Nelnet Capital, LLC, a subsidiary of Nelnet, Inc (“Nelnet Capital”), serves as distributor on behalf of Union Bank for all advisor-sold accounts with the College Savings Plans. Nelnet Capital is entitled to approximately 10 basis points of plan assets pursuant to this agreement. Either party upon 30 days’ notice may terminate this agreement. Nelnet Capital also serves as distributor on behalf of Union Bank for the TD Waterhouse accounts within the College Savings Plans. This agreement terminates upon termination of the TD Waterhouse distribution agreement for the College Savings Plans. Nelnet Capital received payments aggregating approximately $295,000 from these agreements in 2007.

In March 2001, Nelnet Capital hired Adminisystems, Inc., a subsidiary of F&M, to perform certain administrative services in connection with the investment portfolios maintained by the College Savings Plans. The fees to be paid under this agreement equal 40% of the distribution fees that Nelnet Capital receives with respect to certain accounts placed with the College Savings Plans. Nelnet Capital paid Adminisystems, Inc. approximately $227,000 in 2007. Any party upon 60 days’ notice may terminate this agreement. In addition, the Company paid Adminisystems approximately $13,000 for other services provided in 2007.

The Company invests in student loan-backed investment securities from time to time by establishing several grantor trusts with Union Bank as trustee for Union Bank’s Short Term Federal Investment Trust. As a grantor, the Company places cash into the trust account, and Union Bank uses such cash to acquire interests in student loan-backed investment securities on the Company’s behalf. The Company earns the yield on the securities purchased by the trust and pays to Union Bank a trustee fee based on amounts invested and upon the type of investment asset being acquired in the trust account. As of December 31, 2007, the Company had approximately $72.7 million invested in these trusts or deposited at Union Bank in operating accounts. Union Bank has created similar Short Term Federal Investment Trusts with non-affiliated trust beneficiaries, and the fees and terms applicable to the trust agreements it has entered into with the Company are the same as the fees charged by Union Bank to the majority (in terms of assets) of non-affiliated persons. As trustee, Union Bank has agreed to return the Company’s funds invested in these trusts or assets held on the Company’s behalf in these trusts upon 30 days’ notice from the Company at any time and thus terminate the trusts. The Company utilizes these trust arrangements as a short-term investment facility. Interest income earned by the Company on the amounts invested in these trusts was $7.0 million in 2007.

The Company and Union Bank have an employee sharing arrangement with respect to a small group of employees. The arrangement requires each counter party receiving services from any such employee to pay for the share of the employee’s salary and payroll equal to the approximate percentage of such employee’s time devoted to such recipient. This agreement renews automatically for one-year terms unless the parties mutually agree not to renew. During 2007, Union Bank paid the Company a net amount of approximately $28,000 under this agreement.

Union Bank has issued a letter of credit for the benefit of the Company, dated February 25, 2005 and amended on May 24, 2006, in the amount of $239,000. This letter of credit was increased to $300,000 by an amendment dated January 10, 2008. Union Bank charged no fee for providing this letter of credit.

The Company has retained Union Bank to administer certain 401(k) profit sharing plans pursuant to a series of agreements. The fees charged by Union Bank are commensurate with those Union Bank charges to other employee benefit customers. Beginning in 2007, the fees paid to Union Bank to administer the plan are paid by the plans’ participants. Total fees paid in 2007 to Union Bank by the plan’s participants was approximately $312,000. These agreements may be terminated upon 60 days’ notice from either party.

Union Bank permits Nelnet Capital to gain certain access to Union Bank customers by permitting marketing efforts in Union Bank facilities. Nelnet Capital paid Union Bank 90% of its gross commissions, after deducting trading and closing expenses, which was approximately $129,000 in 2007.

Nelnet Capital has an agreement with Union Bank to provide mortgage loan consulting services. Nelnet Capital received fees for these services of approximately $139,000 in 2007.

In October 2002, Nelnet Capital agreed to act as the principal underwriter for the Stratus Funds, Inc., or Stratus Funds, a group of mutual funds associated with Union Bank. Nelnet Capital did not receive any fees in 2007 pursuant to this agreement. This agreement has a one-year term that renews automatically, with the Stratus Funds’ prior approval, for successive one-year terms unless terminated by a vote of the majority of the Board of Directors, including a majority of disinterested directors, of the Stratus Funds or a majority of its shareholders. Nelnet Capital may also terminate this agreement on 60 days’ notice. Two mutual funds affiliated with the Stratus Funds are investment options under the Company’s 401(k) plan.

As of December 31, 2007, the Company was indebted to Union Bank and Trust for $57.3 million in notes the Company used to invest in student loan assets via a participation agreement. The largest aggregate amount of principal outstanding on these notes during 2007 was $115.7 million, which was outstanding as of January 17, 2007. The Company paid $3.8 million in interest payments and $99.1 million in principal payments related to these notes during 2007. The Company pays interest on these notes based on the three-month commercial paper rate plus 40 basis points, which was 4.65% as of December 31, 2007. As of February 28, 2008, the Company was indebted to Union Bank and Trust for $69.1 million.

Transactions with Farmers & Merchants and Its Related Parties

The Company has provided to The First Marblehead Corporation, or First Marblehead, and each special purpose entity, or SPE, named in the agreement a guarantee of liabilities of First National Bank Northeast, or First National, pursuant to indemnity covenants given by First National to First Marblehead with respect to a sale of loans from First National to First Marblehead. Mr. Dunlap is a director of First National, and F&M owns, indirectly, approximately 25% of the outstanding capital stock of that financial institution. The Company’s liability under such guarantee is limited to an aggregate amount of $10 million, plus costs incurred by First Marblehead with respect to recovery efforts. In consideration for such guarantee, First Marblehead agreed to pay or cause a SPE to pay the Company the sum of 1% of the outstanding balance of private loans sold by First National to First Marblehead. This guarantee remains in effect until First Marblehead and the SPEs receive written notice from the Company to discontinue the guarantee or until all obligations of First National pursuant to its indemnity of First Marblehead are paid in full. The Company earned approximately $28,000 in 2007 from this agreement and has not paid out any sums pursuant to the indemnity covenants thereunder.

Transactions with Union Financial Services

In December 2007, the Company approved an assignment of a lease to UFS. The lease is for approximately 3,100 square feet at a current base rent of $23.50 per square foot per year. The lease provides that base rent shall be subject to specified increases through the termination date of the lease on August 31, 2010.

The Company owns a 74.753% interest in an aircraft due to the frequent business travel needs of the Company’s executives and the limited availability of commercial flights in Lincoln, Nebraska, where the Company’s headquarters are located. UFS owns the remaining 25.247% interest in the same aircraft. The aircraft joint ownership agreement between the Company and UFS for this aircraft has a fixed term ending September 30, 2009, at which time UFS will have the right to require the Company to purchase UFS’s interest in the aircraft for an amount equal to UFS’s pro rata portion (determined on the basis of its ownership percentage) of the aircraft’s fair market value at that time. If the term of the joint ownership agreement is not extended by agreement of the Company and UFS, the aircraft must be sold and the net proceeds from the sale distributed to the Company and UFS in proportion to their ownership percentages. Under an aircraft maintenance agreement among the Company, UFS, and an unrelated aviation service company, a total of approximately $225,000 in management fees was paid to the service company in 2007, which amount was allocated to the Company and UFS based on their respective ownership percentages. The maintenance agreement also provides that the Company must pay for all flight operating expenses for each flight conducted on its behalf, with a corresponding obligation by UFS, and that both the Company and UFS must pay their pro-rata portion, based on actual use percentages, of the cost of maintaining the aircraft.

Other Related Party Transactions

The Company provided a $1.0 million operating line of credit to Premiere Credit of North America, LLC (“Premiere”), an entity with 50% interest owned by the Company through September 28, 2007. As of December 31, 2006, Premiere owed the Company approximately $379,000 under this line of credit. This line of credit is automatically renewable for 1 year terms. In addition, Premiere provided the Company with certain collection services. During the period from January 1, 2007 through September 28, 2007 (the date the Company sold Premiere), the Company incurred collection fee expenses of approximately $194,000 for these services. Cheryl E. Watson, the former Executive Director and Chief Communications Officer of the Company, and Matthew D. Hall, Executive Director and Chief Operating Officer of the Company’s Education Services Division, were managers of Premiere.

The Company has entered into an agreement with a package delivery company pursuant to which the Company and other entities under common control with the Company, including Union Bank, Union Mortgage, Union Title Company (collectively the “Union Entities”), receive discounted delivery rates. Michael Dunlap and Angela Muhleisen are officers, directors, or principal shareholders of the Union Entities. The Company and the Union Entities are invoiced separately for services under the agreement. The Company and the Union Entities spent an aggregate of $17,000 for shipments during 2007 under the terms of the agreement and received aggregate discounts equal to $17,000. The Union Entities were removed from this contract effective July 1, 2007.

On May 31, 2007, the Company entered into an agreement with Packers Service Group, Inc. (“Packers”), under which the Company agreed to acquire Packers in exchange for the issuance of 10,594,178 shares of the Company’s Class A common stock to the shareholders of Packers. Packers was owned by 30 individual shareholders, the most significant of whom included Michael S. Dunlap, an executive officer, member of the Board of Directors, and a substantial shareholder of the Company, and Angela L. Muhleisen, a substantial shareholder of the Company and a sister of Mr. Dunlap. Packers was primarily a holding company, whose principal asset was an investment in 11,068,604 shares of the Company’s Class A common stock. Upon acquisition, these shares remained legally outstanding, non-voting shares; however, for accounting purposes, these shares are not included in total shares outstanding. Packers also owned all of the outstanding capital stock of First National Life Insurance Company of the USA (“First National Life”), which writes credit life and credit accident and health insurance policies. First National Life’s net assets as of May 31, 2007 were $1.6 million. In addition, Packers had outstanding debt of $14.1 million, which the Company assumed. The Company accounted for this transaction as exchanges of assets or equity instruments between enterprises under common control and, accordingly, recorded the assets acquired and liabilities assumed from this transaction at Packer’s historical carrying values. This transaction resulted in a $12.5 million decrease to the Company’s consolidated shareholders’ equity and a decrease of 474,426 shares of the Company’s Class A common stock outstanding.

On July 19, 2007, the Company paid $15.9 million to David J. Byrnes to redeem 238,237 shares of the Company’s Class A common stock that were subject to put option agreements exercisable in February 2010 at $83.95 per share. These shares were issued by the Company in February 2006 in consideration for the purchase of the remaining 20% interest of FACTS Management Co. Mr. Byrnes was Chief Executive Officer of Nelnet Enrollment Solutions (a division of the Company) until his retirement from this position effective June 30, 2007.

As of December 31, 2007, John R. Kline was indebted to the Company for $505,000 pursuant to the Company’s Employee Stock Purchase Loan Plan. The largest aggregate amount of principal outstanding on this note during 2007 was $500,000, which was outstanding from October 31, 2007 (the effective date of the loan agreement) through February 13, 2008 (the date of the loan payoff). Interest in the amount of approximately $5,000 was accrued during 2007 at a rate of 3-month LIBOR plus 50 basis points. Effective February 15, 2008, Mr. Kline was designated as an executive officer of the Company and obligated under Section 16(a) of the 1934 Act to report his beneficial ownership of the Company’s stock to the SEC. As a result of this change in status and pursuant to the Company’s Employee Stock Purchase Loan Agreement, the maturity date of the note was automatically accelerated to February 13, 2008. The shares of the Company’s stock purchased with the loan proceeds were surrendered effective February 13, 2008; the fair market value of the stock sold to the Company of $270,000 was applied to the principal balance of the note. The remaining $230,000 of principal and $8,500 of accrued interest was forgiven by the Company and reported as income for Mr. Kline.

AUDIT COMMITTEE REPORT

Report of the Board Audit Committee

The Audit Committee of the Board of Directors (the “Committee”) is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s system of internal controls, the Company’s risk management, the qualifications and independence of the Company’s independent auditor, the performance of the Company’s internal and independent auditors, and the Company’s compliance with legal and regulatory requirements. The Committee has the sole authority and responsibility to select, determine the compensation of, evaluate, and, when appropriate, replace the Company’s independent auditors. The Committee is comprised of three independent directors and operates under a written charter adopted by the Board, a copy of which is available at www.nelnetinvestors.com. The Board has determined that each Committee member is independent under the standards of director independence established under the Company’s Corporate Governance Guidelines and the NYSE listing requirements and is also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal control over financial reporting. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management’s report on the Company’s internal control over financial reporting. The Committee’s responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. The Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations, or generally accepted accounting principles or as to auditor independence. The Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

The Committee held ten meetings during 2007. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal auditors, and the Company’s independent auditors, KPMG LLP. The Committee discussed with the Company’s internal auditors and KPMG LLP the overall scope and plans for their respective audits. The Committee met with the internal auditors and KPMG LLP, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls. The Committee also met with senior management personnel.

The Committee reviewed and discussed the Company’s guidelines, policies, and procedures for risk assessment and risk management and the major risk exposures of the Company and its business units, as appropriate. The Committee reviewed and discussed with management its reports on risk management. The Committee reviewed the scope of the internal audit plan and reviewed the results of completed internal audits. The Committee approved the 2007 budget for internal audit and the Committee reviewed and discussed the Committee’s charter, policies, and practices.

The Committee reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2007 with management, the internal auditors, and KPMG LLP. The Committee reviewed and discussed the critical accounting policies as set forth in the Company’s Annual Report on Form 10-K. The Committee reviewed and discussed with management, the internal auditors, and KPMG LLP management’s annual report on the Company’s internal control over financial reporting and KPMG’s audit report over the effectiveness of internal control over financial reporting. The Committee also discussed with management, internal auditors, and KPMG LLP the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission (the “SEC”) and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC and the processes used to support management’s annual report on the Company’s internal control over financial reporting.

The Committee also discussed with KPMG LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. This review included a discussion with management and KPMG LLP as to the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures within the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

KPMG LLP also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and represented that it is independent from the Company. The Committee discussed with KPMG LLP their independence from the Company. When considering KPMG’s independence, the Committee considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, and KPMG’s audit over the effectiveness of internal control over financial reporting were compatible with maintaining their independence. The Committee also reviewed, among other things, the audit, audit-related, and tax services performed by, and the amount of fees paid for such services to KPMG LLP. The Committee received regular updates on the amount of fees and scope of audit, audit-related, and tax services provided.

Based on the Committee’s review and these meetings, discussions, and reports, and subject to the limitations on the Committee’s role and responsibilities referred to previously and in the Audit Committee Charter, the Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2007 be included in the Company’s 2007 Annual Report on Form 10-K for filing with the SEC.

The Committee has also selected KPMG LLP as the Company’s independent auditors for the year ending December 31, 2008 and is presenting the selection to the shareholders for ratification.

Respectfully submitted,

Brian J. O’Connor, Chairman
Thomas E. Henning
James H. Van Horn

PROPOSAL 2 – APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee selects the Company’s independent auditor. This proposal is put before the shareholders because the Board believes that it is good corporate practice to seek shareholder ratification of the selection of the independent auditor. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement.

The Board of Directors of the Company recommends a vote FOR the ratification of the appointment of KPMG LLP as independent auditors for 2008.

The affirmative vote of the holders of a majority of the shares of common stock present or represented and entitled to be voted at the Annual Meeting is required to ratify the appointment of KPMG LLP. Unless marked to the contrary, proxies will be voted FOR the ratification of the appointment of KPMG LLP as independent auditors for 2008.

Representatives of KPMG LLP are expected to attend the Annual Meeting and to respond to appropriate questions from shareholders present at the meeting and will have an opportunity to make a statement if they desire to do so.

Independent Accountant Fees and Services

Aggregate fees for professional services rendered by KPMG LLP for the years ended December 31, 2007 and 2006 are set forth below.

	2007	2006

Audit fees	$909,200	750,398

Audit-related fees	827,369	884,049

Tax fees	354,965	341,099

All other fees	1,500	1,500

Total	$2,093,034	1,977,046

Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company and subsidiary audits, the audit on the effectiveness of the Company’s internal control over financial reporting, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the Securities and Exchange Commission.

Audit-Related fees were for assurance and other services related to service provider compliance reports, employee benefit plan audits, agreed-upon procedures, and consultations concerning financial accounting and reporting standards.

Tax fees were for services related to tax compliance and planning.

All other fees represent the amount paid by the Company for access to an on-line accounting and tax reference tool.

The Audit Committee’s pre-approval policy and procedures are outlined in its charter. The Audit Committee has the sole authority to appoint, retain, and terminate the Company’s independent auditor, which reports directly to the Audit Committee. The Audit Committee is directly responsible for the evaluation, compensation (including as to fees and terms), and oversight of the work of the Company’s independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review, or attestation services for the Company. All related fees and costs of the independent auditor, as determined by the Audit Committee, are paid promptly by the Company in accordance with its normal business practices. All auditing services and permitted non-audit services performed for the Company by the independent auditor, including the services described above, are pre-approved by the Audit Committee, subject to applicable laws, rules, and regulations. The Audit Committee may form and delegate to a subcommittee the authority to grant pre-approvals with respect to auditing services and permitted non-auditing services, provided that any such grant of pre-approval shall be reported to the full Audit Committee at its next meeting.

PROPOSAL 3 - APPROVAL OF AMENDMENT TO THE DIRECTORS STOCK COMPENSATION PLAN TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF CLASS A COMMON STOCK THAT MAY BE ISSUED UNDER THE PLAN FROM A TOTAL OF 100,000 SHARES TO A TOTAL OF 400,000 SHARES

Background

The Board of Directors has approved an amendment to the Nelnet, Inc. Directors Stock Compensation Plan (the “Directors Stock Plan”) to increase the number of shares of the Company’s Class A common stock that may be issued under the Directors Stock Plan from a total of 100,000 shares to a total of 400,000 shares.

The Directors Stock Plan was originally adopted by the Board of Directors in October 2003.

The Directors Stock Plan provides for the issuance of shares of Class A common stock to non-employee members of the Board of Directors electing to receive annual retainer fees in shares of stock instead of cash and currently allows for the issuance of a total of 100,000 shares of Class A Common Stock pursuant to share elections by non-employee members of the Board of Directors.

As of March 31, 2008, there were 28,647 remaining shares of Class A Common Stock available for issuance in connection with future awards under the Directors Stock Plan. The Company currently anticipates granting awards during 2008 with respect to a total of approximately 48,048 shares of Class A Common Stock to non-employee members of the Board of Directors who have elected to receive their annual retainer in shares of Common Stock (based on total annual retainer fees of $480,000 and using a closing price for the Company’s Class A common stock on March 31, 2008 of $11.75; provided, however, that the actual number of shares will be based on the closing price of the Company’s Class A common stock on the date of issuance). This includes 320,000 shares issuable as share units under the Directors Stock Plan for directors which have made elections to defer the receipt of shares until termination of the director’s service on the board.

The Board of Directors has approved the amendment to the Directors Stock Plan to increase the number of shares authorized to be issued under the Directors Stock Plan in order to ensure that the Company will have a sufficient number of shares available under the Directors Stock Plan for anticipated awards to directors during 2008, 2009, and 2010.

The Directors Stock Plan is intended to advance the interests of the Company and its shareholders by providing a means to attract, retain and motivate members of the Board of Directors upon whose judgment, initiative, and efforts the continued success, growth and development of the Company is dependent.

The Company is seeking shareholder approval of the amendment to the Directors Stock Plan in order to comply with applicable New York Stock Exchange rules.

Summary of the Plan

The following is a summary of the principal features of the Directors Stock Plan, a copy of which is attached to this proxy statement as Appendix A. In addition, the Company will furnish a copy of the Directors Stock Plan to any shareholder upon written request to the Company’s Corporate Secretary at Nelnet, Inc., 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508.

Total Shares Reserved for Issuance

Subject to equitable adjustment in the event of any stock split, stock divided, merger, reorganization consolidation, spin-off, repurchase, share exchange or other similar transaction, the total number of shares of Class A common stock reserved for issuance in connection with awards under the Directors Stock Plan is currently 100,000, and after giving effect to the amendment will be 400,000. Any shares of Class A common stock issued pursuant to an award may be either authorized and unissued shares or treasury shares, including shares acquired by purchase in the open market or in private transactions.

Administration

The Directors Stock Plan is administered by the Board of Directors. The Board of Directors manages the plan by interpreting the plan, prescribing rules and regulations relating to the plan, and making all other determinations necessary or advisable for the implementation and administration of the plan. The Directors Stock Plan provides that the Board of Directors’ interpretation and construction of the plan are conclusive and binding on all persons. In its capacity as plan administrator, the Board of Directors acts as manager of the plan and not as trustee.

Members of the Board of Directors are elected on an annual basis by the shareholders. The Company’s articles of incorporation and bylaws provide that a board member may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class.

Eligibility and Participation

All Non-Employee members of the Company’s Board of Directors are eligible to participate in the plan. As of April 21, 2008, there were seven Non-Employee directors. During the year ended December 31, 2007, five directors received shares under the Directors Stock Plan. For the year ending December 31, 2008, seven Non-Employee directors have elected to receive their annual retainers in shares of stock under the Directors Stock Plan, including five Non-Employee directors who have elected to defer receipt of their shares until termination of their service on the Board of Directors.

Share Election

Each eligible director may make an election in writing on or before each December 31 to receive the director’s annual retainer fees payable in the following plan year in the form of shares of stock instead of cash. Unless the director makes a deferral election as discussed below, any shares elected will be payable at the time cash retainer fees are otherwise payable. The number of shares distributed will be equal to the amount of the annual retainer fee otherwise payable on such payment date divided by 85% of the fair market value of a share for such payment date. For purposes of the plan, a plan year means the calendar year.

The fair market value of a share on a particular date is computed under the Directors Stock Plan as the closing selling price of a share on the day preceding the date in question, as reported on the primary stock exchange or other market in which the shares are traded. If there is no reported sale of shares on such exchange or market on such date, then the fair market value is computed as the closing selling price on the exchange or market on the last preceding date for which such price is reported.

A director who is first elected or appointed to the Board of Directors may make an election under the plan within 30 days of such election or appointment to the board with respect to annual retainer fees payable after the date of the election.

Any share election made under the Directors Stock Plan will remain in effect unless and until a new election is made in accordance with the provisions of the plan.

Deferral Election

A director who has elected to receive shares of stock as discussed above may also make an irrevocable election on or before the December 31 immediately preceding the beginning of a plan year, by written notice to the Company, to defer delivery of all or a designated percentage of the shares otherwise payable as his or her annual retainer for service as a director for the plan year. A director who is first elected or appointed to the board may make an election under the plan within 30 days of such election or appointment to the board with respect to annual retainer fees payable after the date of the election.

Deferrals of shares under the Directors Stock Plan must be reaffirmed by each director on an annual basis and will continue until the director notifies the Company in writing, on or before the December 31 immediately preceding the commencement of any plan year, that he or she wishes to change his or her election under the plan.

All shares which a director elects to defer under the Directors Stock Plan will be credited in the form of share units to a bookkeeping account maintained by the Company in the name of the director. Each such unit will represent the right to receive one share at the time determined under the terms of the plan. The Company does not intend to send reports on a regular basis to participants in the plan as to the amount and status of their accounts.

As of each date on which a cash dividend is paid on shares, there will be credited to each account that number of units determined by:

•	multiplying the amount of such dividend per share by the number of units in such account; and

•	dividing the total so determined by the fair market value of a share on the date of payment of such cash dividend.
The additions to a director’s account under this provision will continue until the director’s account is fully paid.

The account of a director will be distributed (in the form of one share for each share unit) either:

•	in a lump sum at the time of termination of the director’s service on the board; or

•	in up to five annual installments commencing at the time of termination of the director’s service on the board, as elected by the director.

Each director’s distribution election must be made in writing within 30 days after the director first becomes eligible to participate in the plan. However, a director may make a new distribution election with respect to the entire portion of his or her account subject to this provision so long as such election is made at least one year in advance of the director’s termination of service on the board and, provided further, that following such new election, no distribution may occur under this provision until the fifth anniversary following the date such payment would otherwise have been made. In the case of an account distributed in installments, the amount of shares distributed in each installment will be equal to the number of share units in the director’s account subject to such installment distribution at the time of the distribution divided by the number of installments remaining to be paid.

In the event that any stock dividend, recapitalization, stock split, reorganization or similar transaction affects the shares such that they are increased or decreased or changed into or exchanged for a different number or kind of shares, other securities of the Company or of another corporation or other consideration, then in order to maintain the proportionate interest of the directors and preserve the value of the directors’ share units, (i) there will automatically be substituted for each share unit a new unit representing the number and kind of shares, other securities or other consideration into which each outstanding share will be changed, and (ii) the number and kind of shares available for issuance under the Directors Stock Plan will be equitably adjusted in order to take into account such transaction or other change. The substituted units will be subject to the same terms and conditions as the original share units.

Unfunded Status of Awards

The Directors Stock Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a participant under a deferral election, nothing contained in the Directors Stock Plan will give any such participant any rights that are greater than those of a general unsecured creditor of the Company. However, the Company may authorize the creation of trusts or make other arrangements to meet its obligations under the plan to deliver cash, shares or other property pursuant to any award, which trusts or other arrangements are to be consistent with the “unfunded” status of the plan unless the Company otherwise determines with the consent of each affected participant.

Assignments

The right of a director to amounts subject to a deferral election are not subject to assignment or other disposition by him or her other than by will or the laws of descent and distribution. In the event that a director makes a prohibited disposition, the Company may disregard the same and discharge its obligation under the Directors Stock Plan by making payment or delivery as though no such disposition had been made.

Amendment

The Board of Directors may amend, suspend or terminate the Directors Stock Plan without the consent of the Company’s shareholders or participants in the plan, except that any such amendment, suspension or termination will be subject to the approval of the Company’s shareholders if such shareholder approval is required by any U.S. federal law or regulation or the rules of any stock exchange or automated quotation system on which the Company’s stock may then be listed or quoted. However, no amendment, suspension or termination of the Directors Stock Plan may impair or adversely affect the rights of a participant under any award previously granted to him or her or compensation previously deferred by him or her under the plan without the consent of the affected participant.

Duration

The Directors Stock Plan will terminate as to future awards when no shares remain available for issuance under the plan, and the Company has no further obligations with respect to any compensation deferred under the plan.

Principal Federal Income Tax Consequences

The principal United States federal income tax consequences to participants and the Company with respect to awards of restricted shares or restricted stock units made to selected employees under the Directors Stock Plan are summarized below. This summary is based on the Internal Revenue Code of 1986 and IRS regulations in effect as of the date of this proxy statement.

Receipt of Shares under Share Election

If a director makes a share election but not a deferral election, he or she must include in gross taxable income as compensation an amount equal to the fair market value of the shares distributed to him or her when the shares are distributed on the annual retainer fee payment date. This amount will be taxable at ordinary income rates. The Company will be entitled to a corresponding income tax deduction for compensation expense.

Receipt of Shares under Deferral Election

If a director makes a share election and a deferral election, he or she will not be subject to income tax when share units are established and credited under the deferral election, but he or she must include in gross taxable income as compensation an amount equal to the fair market value of the shares distributed to him or her when the shares are distributed in payment of the share units in accordance with the distribution provisions he or she elected. The Company will be entitled to a corresponding income tax deduction for compensation expense.

Disposition of Shares

If a director disposes of shares for more than the tax basis for such shares, the difference between the amount received and such tax basis will be treated as long-term or short-term capital gain, depending on whether he or she held the shares for more than one year. The tax basis for shares distributed to him or her under the plan will be equal to the amount includable in his or her gross taxable income as compensation with respect to his or her receipt of the shares. The holding period for shares distributed to him or her under the plan will normally begin on the day that the shares are distributed to him or her.

If a director disposes of the shares for less than the tax basis for such shares, the difference between the amount received and such tax basis will be treated as long-term or short-term capital loss, depending on whether he or she held the shares for more than one year.

Other Tax Considerations

The Directors Stock Plan is intended to comply with the requirements related to the timing of elections, distributions and funding of deferred compensation under Section 409A of the Internal Revenue Code of 1986. If the Directors Stock Plan does not comply with these requirements, amounts deferred under the Directors Stock Plan would be includible in income in the year vested and also would be subject to an additional tax equal to 20% of the compensation required to be included in gross income, plus interest.

The Directors Stock Plan is not intended to be a tax-qualified retirement plan under Section 401(a) of the Internal Revenue Code of 1986.

The discussion set forth above is intended only as a summary and does not purport to be a complete discussion or analysis of all potential tax consequences relevant to recipients of awards under the Directors Stock Plan. The discussion does not include the tax treatment of awards under the Directors Stock Plan in connection with a merger, consolidation, or similar transaction. Such treatment will depend on the terms of the transaction and the method of dealing with the awards in connection therewith.

Securities Registration

The Company plans to register under the Securities Act of 1933 the issuance of the additional shares of stock to be authorized under the Directors Stock Plan. Accordingly, participants will be able to sell shares issued under the Directors Stock Plan, subject to other requirements of the Securities Act of 1933.

New Plan Benefits

Although the number of shares to be issued under the Directors Stock Plan are not currently determinable since such grants will be based upon the price of the Company’s Class A Common Stock at the time of issuance, the following table provides information with respect to members of the Company’s Board of Directors who have elected to receive their 2008 annual retainers in shares of stock (based upon the closing price of the Company’s Class A Common Stock on March 31, 2008) and members of the Company’s Board of Directors who have deferred receipt of their shares until the termination of their service on the board:

Directors Stock Compensation Plan

Name and Position	Dollar value ($)	Number of shares/units(1)

Michael S. Dunlap Chief Executive Officer	—	—

Stephen F. Butterfield Vice Chairman	—	—

Terry J. Heimes Chief Financial Officer	—	—

Jeffrey R. Noordhoek President	—	—

David A. Bottegal(2) Former Chief Executive Officer, Nelnet Education Services, a division of Nelnet, Inc.	—	—

Matthew D. Hall Chief Operating Officer, Nelnet Education Services, a division of Nelnet, Inc.	—	—

Executive Officer Group	—	—

Non-Executive Director Group	480,000	48,048

Non-Executive Officer Employee Group	—	—

(1)	Based upon the closing price of the Company’s Class A Common Stock on March 31, 2008 which was $11.75. The issue price is equal to 85% of the fair market value of the shares on the date of issuance.

(2)	Mr. Bottegal terminated his employment with the Company as Chief Executive Officer of Nelnet Education Services effective December 31, 2007.

          See also “Corporate Governance – Director Compensation Table for Fiscal Year 2007.”

Equity Compensation Plan Information

The following table summarizes, as of December 31, 2007, information about compensation plans under which equity securities are authorized for issuance. The table does not reflect the amendment to the Directors Stock Plan adopted by the Board of Directors in 2008 to increase the number of authorized shares of Class A Common Stock from a total of 100,000 shares to a total of 400,000 shares, which amendment is being submitted for approval of the shareholders as discussed in this proxy statement.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by shareholders	0	$ 0	3,065,206

Equity compensation plans not approved by shareholders	0	$ 0	0

Total	0	$ 0	3,065,206	(1)

(1)

Includes 1,374,339, 28,778, 801,185, and 860,904 shares of Class A Common Stock remaining available for future issuance under the Nelnet, Inc. Restricted Stock Plan, Nelnet, Inc. Directors Stock Compensation Plan, Nelnet, Inc. Employee Share Purchase Plan, and Nelnet, Inc. Employee Stock Purchase Loan Plan, respectively.

Recommendation of the Board of Directors

The Board of Directors has unanimously approved the amendment, and unanimously recommends that the Company’s shareholders vote “FOR” approval of the amendment to the Directors Stock Compensation Plan to increase the number of shares of the Company’s Class A Common Stock that may be issued under the Directors Stock Plan from a total of 100,000 shares to a total of 400,000 shares.

PROPOSAL 4 - A SHAREHOLDER PROPOSAL TO PURSUE THE MERGER OF THE COMPANY’S EXISTING DUAL SHARE CLASS STRUCTURE INTO A SINGLE CLASS OF COMMON STOCK

The following proposal was submitted for inclusion in this proxy statement by KIP Presidium Fund L.P., located at 3201 Enterprise Parkway, The Lakepoint Building, Suite 460, Cleveland, Ohio 44122, which advised the Company that it was the beneficial owner of 276,157 shares of the Company’s Class A common stock as of October 31, 2007:

Whereas, the Company currently has outstanding two classes of common stock; and

Whereas, the market value of the Company’s Class A common stock has declined precipitously from its high of $43.47 in January of 2006; and

Whereas, research indicates that the trading performance of publicly-traded companies with multiple share class structures does not equal the performance of peer companies with single share class structures; and

Whereas, the proponent believes that a single share class structure would provide the opportunity for improved governance, increased transparency, and greater flexibility in the capital markets, allowing the Company to remove a potential barrier in terms of unlocking the significant value currently not being reflected in the Company’s share price;

Therefore, the stockholders recommend that the Board of Directors pursue the merger of the Company’s existing dual share class structure into a single class of common stock that will hold all existing Class A and Class B common shares.

Recommendation of the Board of Directors

The Board of Directors recommends that the Company’s shareholders vote “AGAINST” this proposal.

OTHER SHAREHOLDER MATTERS

Householding

The Securities and Exchange Commission has approved a rule concerning the delivery of annual reports and proxy statements that permits a single set of these reports to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. Only a single copy of the annual report and proxy statement are being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from a shareholder. Upon written or oral request, the Company shall promptly deliver a separate copy of the annual report and proxy statement to any shareholder at a shared address to which only a single copy was delivered. Shareholders that received a single copy of the annual report or proxy statement and wish to receive separate copies now or in the future may submit a written or oral request to: Nelnet, Inc., 121 South 13th St., Suite 201, Lincoln, Nebraska 68508, Attention: Corporate Secretary or by phone to 402-458-3038. Shareholders who received separate copies of the annual report or proxy statement that wish to receive a single copy in the future may also contact the Company at the same address and phone number listed above to request delivery of a single copy.

Other Business

On the date of mailing this Proxy Statement, the Board of Directors has no knowledge of any other matter which will come before the Annual Meeting other than the matters described herein. However, if any such matter is properly presented at the Annual Meeting, the proxy solicited hereby confers discretionary authority to the proxies to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the Annual Meeting.

Shareholder Proposals for 2009 Annual Meeting

Shareholder proposals intended to be presented at the 2009 Annual Meeting of Shareholders, currently scheduled for May 21, 2009, must be received at the Company’s offices at 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508, Attention: Corporate Secretary, on or before December 22, 2008, to be eligible for inclusion in the Company’s 2009 proxy materials. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended (the “Proxy Rules”). The submission of a shareholder proposal does not guarantee that it will be included in the Company’s Proxy Statement.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board of Directors, in compliance with federal proxy rules, applicable state law, and other legal requirements and without seeking to have the proposal included in the Company’s Proxy Statement pursuant to the Proxy Rules. The Company’s By-Laws provide that the Secretary of the Company must receive any such proposal or nominations for the Company’s 2009 Annual Meeting by February 20, 2009 (90 days before the 2009 Annual Meeting date). The notice must contain the information required by the Company’s By-Laws. A proxy may confer discretionary authority to vote on any matter at a meeting if the Company does not receive notice of the matter within the time frame described above. A copy of the Company’s By-Laws is available at the Company’s Web site at www.nelnetinvestors.com under “Corporate Governance” – “Corporate Documents” or is available upon request to: Nelnet, Inc., 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508, Attention: Corporate Secretary. The Chairman of the meeting may exclude matters that are not properly presented in accordance with these requirements.

MISCELLANEOUS

The information referred to under the captions “Compensation Committee Report,” and “Audit Committee Report” (to the extent permitted under the Securities Act of 1933 (the “1933 Act”)) (i) shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “1934 Act”), and (ii) notwithstanding anything to the contrary that may be contained in any filing by the Company under the 1934 Act or the 1933 Act, shall not be deemed to be incorporated by reference in any such filing.

Appendix A

NELNET, INC.
DIRECTORS STOCK COMPENSATION PLAN
(as amended through April 18, 2008)

1.	PURPOSES.

          The purposes of this Nelnet, Inc. Directors Stock Compensation Plan are to advance the interests of Nelnet, Inc. and its shareholders by providing a means to attract, retain and motivate members of the Board of Directors of Nelnet, Inc. upon whose judgment, initiative and efforts the continued success, growth and development of Nelnet, Inc. is dependent.

2.	DEFINITIONS.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)	“Board” means the Board of Directors of the Company.

(b)

“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

(c)	“Company” means Nelnet, Inc., a corporation organized under the laws of Nebraska, or any successor corporation.

(d)	“Director” means a non-employee member of the Board.

(e)	“Fair Market Value” means, with respect to Shares on any day, the following:

(i)

If the Shares are at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the closing selling price per share of Shares on the day preceding the date in question on the stock exchange which is the primary market for the Shares, as such price is officially quoted on such exchange. If there is no reported sale of Shares on such exchange on such date, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists; and

(ii)

If the Shares are not at the time listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, the Fair Market Value shall be the closing selling price per share of Shares on the day preceding the date in question, as such price is reported by the National Association of Securities Dealers through the NASDAQ National Market System or any successor system. If there is no reported closing selling price for Shares on such date, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.

(f)	“Participant” means a Director who has elected to receive Shares or defer compensation under the Plan.

(g)	“Plan” means this Nelnet, Inc. Directors Stock Compensation Plan, as amended from time to time.

(h)	“Plan Year” means the calendar year.

(i)	“Shares” means Class A Common Stock, $.01 par value per share, of the Company.

3.	ADMINISTRATION.

          The Plan shall be administered by the Board. Subject to the express provisions of the Plan, the Board shall have full and exclusive authority to interpret the Plan, to make all determinations with respect to the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable in the implementation and administration of the Plan. The Board’s interpretation and construction of the Plan shall be conclusive and binding on all persons.

4.	SHARES SUBJECT TO THE PLAN.

(a) Subject to adjustment as provided in Section 6(g), the total number of Shares reserved for issuance under the Plan shall be 400,000.

(b) Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury Shares, including Shares acquired by purchase in the open market or in private transactions.

5.	SHARE ELECTION.

(a)

Each Director may make an election in writing on or prior to each December 31 to receive the Director’s annual retainer fees payable in the following Plan Year in the form of Shares instead of cash. Unless the Director makes a deferral election pursuant to Section 6 below, any Shares elected shall be payable at the time cash retainer fees are otherwise payable. The number of Shares distributed shall be equal to the amount of the annual retainer fee otherwise payable on such payment date divided by 85% the Fair Market Value of a Share on such payment date. Notwithstanding the foregoing, a Director who is first elected or appointed to the Board may make an election under this Section 5 within thirty (30) days of such election or appointment to the Board in respect of annual retainer fees payable after the date of the election. Any election made under this Section 5 shall remain in effect unless and until a new election is made in accordance with the provisions of this Plan.

(b)

Notwithstanding any provision of this Plan to the contrary, no elections will be available to any Director under Sections 5(a) or6 with respect to the Director’s annual retainer fee payable for calendar year 2004. The annual retainer fee for each Director for calendar year 2004 shall be paid as soon as practicable following the consummation of the Company’s initial public offering and registration of the Shares issuable hereunder, and such annual retainer fee shall be paid in the form of Shares, the number of which shall be determined by dividing the amount of the annual retainer fee by 85% of the price paid per Share by the initial purchasers in the Company’s initial public offering.

6.	DEFERRAL ELECTION.

(a)

A Director who has elected to receive Shares pursuant to Section 5 above may make an irrevocable election on or before the December 31 immediately preceding the beginning of a Plan Year of the Company, by written notice to the Company, to defer delivery of all or a designated percentage of the Shares otherwise payable as his or her annual retainer for service as a Director for the Plan Year. Notwithstanding the foregoing, a Director who is first elected or appointed to the Board may make an election under this Section 6(a) within thirty (30) days of such election or appointment to the Board in respect of annual retainer fees payable after the date of the election.

(b)

Deferrals of Shares hereunder shall be reaffirmed by each director on an annual basis and shall continue until the Director notifies the Company in writing, on or prior to the December 31 immediately preceding the commencement of any Plan Year, which he or she wishes to change his or her election hereunder.

(c)

All shares which a Director elects to defer pursuant to this Section 6 shall be credited in the form of share units to a bookkeeping account maintained by the Company in the name of the Director. Each such unit shall represent the right to receive one Share at the time determined pursuant to the terms of the Plan.

	(d)	As of each date on which a cash dividend is paid on Shares, there shall be credited to each account that number of units determined by:

		(i)	multiplying the amount of such dividend per Share by the number of units in such account; and

(ii)

dividing the total so determined by the Fair Market Value of a Share on the date of payment of such cash dividend. The additions to a Director’s account pursuant to this Section 6(d) shall continue until the Director’s account is fully paid.

(e)

The account of a Director shall be distributed (in the form of one Share for each Share unit) either (x) in a lump sum at the time of termination of the Director’s service on the Board or (y) in up to five annual installments commencing at the time of termination of the director’s service on the Board, as elected by the Director. Each Director’s distribution election must be made in writing within the later of (A) 60 days after the Effective Date of this Plan, or (B) thirty (30) days after the Director first becomes eligible to participate in the Plan; provided, however, that a Director may make a new distribution election with respect to the entire portion of his or her account subject to this Section 6(e) so long as such election is made at least one year in advance of the Director’s termination of service on the Board and provided further, that following such new election, no distribution may occur hereunder until the fifth anniversary following the date such payment would otherwise have been made. In the case of an account distributed in installments, the amount of Shares distributed in each installment shall be equal to the number of Share units in the Director’s account subject to such installment distribution at the time of the distribution divided by the number of installments remaining to be paid.

(f)

The right of a Director to amounts described under this Section 6 shall not be subject to assignment or other disposition by him or her other than by will or the laws of descent and distribution. In the event that, notwithstanding this provision, a Director makes a prohibited disposition, the Company may disregard the same and discharge its obligation hereunder by making payment or delivery as though no such disposition had been made.

(g)

Adjustments. In the event that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or Share exchange, or other such change, affects the Shares such that they are increased or decreased or changed into or exchanged for a different number or kind of Shares, other securities of the Company or of another corporation or other consideration, then in order to maintain the proportionate interest of the Directors and preserve the value of the Directors’ Share units, (i) there shall automatically be substituted for each Share unit a new unit representing the number and kind of Shares, other securities or other consideration into which each outstanding Share shall be changed, and (ii) the number and kind of shares available for issuance under the Plan shall be equitably adjusted in order to take into account such transaction or other change. The substituted units shall be subject to the same terms and conditions as the original Share units.

7.	GENERAL PROVISIONS.

(a)

Compliance with Legal and Trading Requirements. The Plan shall be subject to all applicable laws, rules and regulations, including, but not limited to, U.S. federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under the Plan until completion of such stock exchange or market system listing or registration or qualification of such Shares or other required action under any U.S. federal or state law, rule or regulation or under laws, rules or regulations of other jurisdictions as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under U.S. federal or state law or under the laws of other jurisdictions.

(b)

No Right to Continued Service. Neither the Plan nor any action taken thereunder shall be construed as giving any Director the right to be retained in the service of the Company or any of its subsidiaries or affiliates, nor shall it interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate any Director’s service at any time.

(c)

Taxes. The Company is authorized to withhold from any Shares delivered under this Plan any amounts of withholding and other taxes due in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and a Participant to satisfy obligations for the payment of any withholding taxes and other tax obligations relating thereto. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations.

(d)

Amendment. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders of the Company or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s shareholders if such shareholder approval is required by any U.S. federal law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation or termination of the Plan may impair the rights or, in any other manner, adversely affect the rights of such Participant under any award theretofore granted to him or her or compensation previously deferred by him or her hereunder.

(e)

Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to a deferral election, nothing contained in the Plan shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Company may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, or other property pursuant to any award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Company otherwise determines with the consent of each affected Participant.

(f)

Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensation arrangements as it may deem desirable, and such arrangements may be either applicable generally or only in specific cases.

(g)

No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan. The number of Shares to be issued or delivered shall be rounded to the nearest whole Share in lieu of such fractional Shares.

(h)

Governing Law. The validity, construction, and effect of the Plan shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws thereof.

(i)

Effective Date; Plan Termination. The Plan as amended and restated shall become effective as of October 21, 2003 (the “Effective Date”). The Plan shall terminate as to future awards, at such time as no Shares remain available for issuance pursuant to Section 4, and the Company has no further obligations with respect to any compensation deferred under the Plan.

(j)

Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED IN THIS PROXY, “FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSAL 4.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

Proposals :	Proposals 2 and 3 and the nominees set forth in Proposal 1 have been proposed by the Company. Proposal 4 has been proposed by a shareholder of the Company.

1.	Election of Directors
	Nominees:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN
01	James P. Abel	☐	☐	☐	05 Thomas E. Henning	☐	☐	☐		09 James H. Van Horn		☐	☐	☐
		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		If you wish to cumulate votes for Directors, do NOT mark “For”, “Against” or “Abstain” above, but check this box and write your voting instructions on the line below.				☐
02	Stephen F. Butterfield	☐	☐	☐	06 Brian J. O’Connor	☐	☐	☐
		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN
03	Michael S. Dunlap	☐	☐	☐	07 Kimberly K. Rath	☐	☐	☐	2–	RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS		☐	☐	☐
		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN	3–
APPROVAL OF AN AMENDMENT TO THE DIRECTORS STOCK COMPENSATION PLAN TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF CLASS A COMMON STOCK THAT MAY BE ISSUED UNDER THE PLAN FROM A TOTAL OF 100,000 SHARES TO A TOTAL OF 400,000 SHARES
												FOR	AGAINST	ABSTAIN
04	Kathleen A. Farrell	☐	☐	☐	08 Michael D. Reardon	☐	☐	☐				☐	☐	☐
												FOR	AGAINST	ABSTAIN
												☐	☐	☐
										4–	A SHAREHOLDER PROPOSAL TO PURSUE THE MERGER OF THE COMPANYS’ DUAL SHARE CLASS STRUCTURE INTO A SINGLE CLASS OF COMMON STOCK

Signature _________________________________________	Signature _______________________________________	Date ___________________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
▲FOLD AND DETACH HERE▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NELNET, INC.

          The undersigned hereby appoints Michael S. Dunlap and Stephen F. Butterfield, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Nelnet, Inc. common stock which thee undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Nelnet, Inc., to be held May 22, 2008 at 8:30 a.m. Central Time or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO THE PROXIES TO VOTE ON ANY OTHER MATTERS THAT MAY PROPERLY BE PRESENTED AT THE MEETING. AS OF THE DATE OF THE ACCOMPANYING PROXY STATEMENT, NELNET MANAGEMENT DID NOT KNOW OF ANY OTHER MATTERS TO BE PRESENTED AT THE MEETING. IF ANY OTHER MATTERS ARE PROPERLY PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF NELNET MANAGEMENT.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 2008. The Nelnet, Inc. Proxy Statement and 2007 Annual Report to Shareholders are available at www.nelnetinvestors.com/annuals.cfm.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲
You can now access your Nelnet, Inc. account online.

Access your Nelnet, Inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Nelnet, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

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